Exhibit 10.1

FOURTH AMENDED AND RESTATED
FINANCING AND SECURITY AGREEMENT

Dated

September 2, 2014

By and Between

GP STRATEGIES CORPORATION

as Borrower

And

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Lender

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
Section 1.1	Certain Defined Terms.	1
Section 1.2	Accounting Terms and Other Definitional Provisions.	19

ARTICLE II THE CREDIT FACILITIES		19
Section 2.1	The Revolving Credit Facility.	19
2.1.1	Revolving Credit Facility.	19
2.1.2	Procedure for Making Advances Under the Revolving Loan; Lender Protection Loans.	20
2.1.3	Revolving Credit Note.	20
2.1.4	Optional Prepayments of Revolving Loan.	20
2.1.5	The Collateral Account.	21
2.1.6	Revolving Loan Account.	21
2.1.7	Revolving Credit Unused Line Fee.	22
Section 2.2	The Letter of Credit Facility.	22
2.2.1	Letters of Credit.	22
2.2.2	Letter of Credit Fees.	22
2.2.3	Terms of Letters of Credit.	23
2.2.4	Procedures for Letters of Credit.	24
2.2.5	Payments of Letters of Credit.	24
2.2.6	Change in Law; Increased Cost.	25
2.2.7	General Letter of Credit Provisions.	25
Section 2.3	The Term Loan Facility.	26
2.3.1	Term Loan Commitment.	26
2.3.2	The Term Note.	27
2.3.3	Term Loan Installment Payments.	27
2.3.4	Term Loan Commitment Fee.	27
2.3.5	Optional Prepayments of Term Loan.	27
Section 2.4	Applicable Interest Rates.	28
Section 2.5	General Financing Provisions.	28
2.5.1	Borrowers’ Representatives.	28
2.5.2	Use of Proceeds of the Revolving Loan.	30
2.5.3	Computation of Interest and Fees.	30
2.5.4	Maximum Interest Rate.	30
2.5.5	Payments.	30
2.5.6	Liens; Setoff.	31
2.5.7	Requirements of Law.	31
2.5.8	Guaranty.	31
2.5.9	ACH Transactions and Swap Contracts.	35
2.5.10	Termination of Revolving Credit Facility.	35

ARTICLE III THE COLLATERAL		35
Section 3.1	Debt and Obligations Secured.	35
Section 3.2	Grant of Liens.	36
Section 3.3	Collateral Disclosure List.	36
Section 3.4	Personal Property.	36
Section 3.5	Record Searches.	37
Section 3.6	Costs.	37
Section 3.7	Release.	38

Section 3.8	Inconsistent Provisions.	38

ARTICLE IV REPRESENTATIONS AND WARRANTIES		38
Section 4.1	Representations and Warranties.	38
4.1.1	Subsidiaries.	38
4.1.2	Existence.	38
4.1.3	Power and Authority.	39
4.1.4	Binding Agreements.	39
4.1.5	No Conflicts.	39
4.1.6	No Defaults, Violations.	39
4.1.7	Compliance with Laws.	39
4.1.8	Margin Stock.	40
4.1.9	Investment Company Act; Margin Stock.	40
4.1.10	Litigation.	40
4.1.11	Financial Condition.	40
4.1.12	Full Disclosure.	40
4.1.13	Indebtedness for Borrowed Money.	41
4.1.14	Taxes.	41
4.1.15	ERISA.	41
4.1.16	Title to Properties.	42
4.1.17	Patents, Trademarks, Etc.	42
4.1.18	Employee Relations.	42
4.1.19	Presence of Hazardous Materials or Hazardous Materials Contamination.	42
4.1.20	Perfection and Priority of Collateral.	43
4.1.21	No Suspension or Debarment.	43
4.1.22	Collateral Disclosure List.	43
4.1.23	Business Names and Addresses.	43
4.1.24	Intentionally Deleted.	43
4.1.25	Accounts.	43
Section 4.2	Survival; Updates of Representations and Warranties.	44

ARTICLE V CONDITIONS PRECEDENT		44
Section 5.1	Conditions to the Initial Advance and Initial Letter of Credit.	44
5.1.1	Organizational Documents.	44
5.1.2	Opinion of Borrowers’ Counsel.	45
5.1.3	Note.	45
5.1.4	Financing Documents and Collateral.	45
5.1.5	Other Documents, Etc.	45
5.1.6	Payment of Fees.	45
5.1.7	Collateral Disclosure List.	45
5.1.8	Recordings and Filings.	46
5.1.9	Insurance Certificate.	46
Section 5.2	Conditions to the Term Loan.	46
Section 5.3	Conditions to all Extensions of Credit.	46
5.3.1	Compliance.	46
5.3.2	Default.	46
5.3.3	Representations and Warranties.	46
5.3.4	Adverse Change.	47
5.3.5	Legal Matters.	47

ARTICLE VI COVENANTS		47
Section 6.1	Affirmative Covenants.	47
6.1.1	Financial Statements.	47
6.1.2	Reports to SEC and to Stockholders.	48
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6.1.3	Recordkeeping, Rights of Inspection, Field Examination, Etc.	48
6.1.4	Existence.	49
6.1.5	Compliance with Laws.	49
6.1.6	Preservation of Properties.	50
6.1.7	Line of Business.	50
6.1.8	Insurance.	50
6.1.9	Taxes.	50
6.1.10	ERISA.	51
6.1.11	Notification of Events of Default and Adverse Developments.	51
6.1.12	Hazardous Materials; Contamination.	52
6.1.13	Financial Covenants.	52
6.1.14	Equipment.	53
6.1.15	Defense of Title and Further Assurances.	54
6.1.16	Business Names; Locations.	54
6.1.17	Protection of Collateral.	54
6.1.18	Depository Relationship.	55
Section 6.2	Negative Covenants.	55
6.2.1	Fundamental Changes.	55
6.2.2	Acquisitions.	55
6.2.3	Subsidiaries.	55
6.2.4	Indebtedness.	56
6.2.5	Investments, Loans and Other Transactions.	56
6.2.6	Subordinated Indebtedness.	57
6.2.7	Liens.	57
6.2.8	Intentionally Deleted.	57
6.2.9	Other Businesses.	57
6.2.10	ERISA Compliance.	58
6.2.11	Prohibition on Hazardous Materials.	58
6.2.12	Method of Accounting; Fiscal Year.	58
6.2.13	Disposition of Collateral.	58

ARTICLE VII DEFAULT AND RIGHTS AND REMEDIES		59
Section 7.1	Events of Default.	59
7.1.1	Failure to Pay.	59
7.1.2	Breach of Representations and Warranties.	59
7.1.3	Failure to Comply with Specific Covenants.	59
7.1.4	Failure to Comply with Covenants.	59
7.1.5	Default Under Other Financing Documents or Obligations.	59
7.1.6	Receiver; Bankruptcy.	59
7.1.7	Involuntary Bankruptcy, etc.	60
7.1.8	Judgment.	60
7.1.9	Execution; Attachment.	60
7.1.10	Default Under Other Borrowings.	60
7.1.11	Challenge to Agreements.	61
7.1.12	Material Adverse Change.	61
7.1.13	Contract Default, Debarment or Suspension.	61
7.1.14	Liquidation, Termination, Dissolution, etc.	61
Section 7.2	Remedies.	61
7.2.1	Acceleration.	61
7.2.2	Further Advances.	61
7.2.3	Uniform Commercial Code.	62
7.2.4	Specific Rights With Regard to Collateral.	63
7.2.5	Application of Proceeds.	64
7.2.6	Performance by Lender.	64
7.2.7	Other Remedies.	64
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FOURTH amended and restated FINANCING AND SECURITY AGREEMENT

THIS FOURTH AMENDED AND RESTATED FINANCING AND SECURITY AGREEMENT (this “Agreement”) is made as of September 2, 2014, by and between GP STRATEGIES CORPORATION, a Delaware corporation (“GP” or “Borrower”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Lender”).

RECITALS

A. Borrower and Lender are parties to a Third Amended and Restated Financing and Security Agreement dated as of April 30, 2012 (as amended by that certain First Amendment to Third Amended and Restated Financing and Security Agreement dated as of June 20, 2013, and as amended, restated, modified, substituted, extended and renewed from time to time, the “Original Financing Agreement”) pursuant to which Lender has provided to Borrower a revolving credit facility in the maximum principal amount of $50,000,000 to be used by Borrower for the certain permitted uses as defined in the Original Financing Agreement.

B. Borrower has applied to Lender for an increase in the revolving credit facility to the maximum principal amount of $70,000,000 and for a new term loan in the maximum principal amount of $40,000,000.

C. Lender has agreed to amend the Original Financing Agreement and, in connection therewith, agreed with Borrower to restate the Original Financing Agreement in its entirety upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Certain Defined Terms.

As used in this Agreement, the terms defined in the Preamble and Recitals hereto shall have the respective meanings specified therein, and the following terms shall have the following meanings:

“Account” individually and “Accounts” collectively mean all presently existing or hereafter acquired or created accounts, accounts receivable, health-care insurance receivables, contract rights, notes, drafts, instruments, acceptances, chattel paper, leases and writings evidencing a monetary obligation or a security interest in, or a lease of, goods, all rights to payment of a monetary obligation or other consideration under present or future contracts (including, without limitation, all rights (whether or not earned by performance) to receive payments under presently existing or hereafter acquired or created letters of credit), or by virtue of property that has been sold, leased, licensed, assigned or otherwise disposed of, services rendered or to be rendered, loans and advances made or other considerations given, by or set forth in or arising out of any present or future chattel paper, note, draft, lease, acceptance, writing, bond, insurance policy, instrument, document or general intangible, and all extensions and renewals of any thereof, all rights under or arising out of present or future contracts, agreements or general interest in goods which gave rise to any or all of the foregoing, including all commercial tort claims, other claims or causes of action now existing or hereafter arising in connection with or under any agreement or document or by operation of law or otherwise, all collateral security of any kind (including, without limitation, real property mortgages and deeds of trust) Supporting Obligations, letter-of-credit rights and letters of credit given by any Person with respect to any of the foregoing, all books and records in whatever media (paper, electronic or otherwise) recorded or stored, with respect to any or all of the foregoing and all equipment and general intangibles necessary or beneficial to retain, access and/or process the information contained in those books and records, and all Proceeds of the foregoing.

“Account Debtor” means any Person who is obligated on a Receivable and “Account Debtors” mean all Persons who are obligated on the Receivables.

“ACH Transactions” means any cash management or related services including the automatic clearing house transfer of funds by Lender for the account of any Borrower pursuant to agreement or overdrafts.

“Additional Borrower” means each Person that has executed and delivered an Additional Borrower Joinder Supplement that has been accepted and approved by Lender.

“Additional Borrower Joinder Supplement” means an Additional Borrower Joinder Supplement in substantially the form attached hereto as EXHIBIT A, with the blanks appropriately completed and executed and delivered by the Additional Borrower and accepted by GP on behalf of Borrowers.

“Adjusted EBITDA” has the meaning set forth in Section 6.1.13(a) (Financial Covenant Definitions).

“Adjustment Date” has the meaning described in Section 8.5 (Assignments by Lender).

“Affiliate” means, with respect to any designated Person, any other Person, (a) directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with the Person designated, (b) directly or indirectly owning or holding twenty percent (20%) or more of any equity interest in such designated Person, or (c) twenty percent (20%) or more of whose stock or other equity interest is directly or indirectly owned or held by such designated Person. For purposes of this definition, the term “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other equity interests or by contract or otherwise.

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“Agreement” means this Fourth Amended and Restated Financing and Security Agreement, as amended, restated, supplemented or otherwise modified in writing in accordance with the provisions of Section 8.2 (Amendments; Waivers).

“Applicable Margin” means the applicable rate per annum added, as set forth in Section 2.4 (Applicable Interest Rates), to Daily One Month LIBOR and the applicable rate per annum, as set forth in Section 2.1.7 (Revolving Credit Unused Line Fee), established as the Revolving Credit Unused Line Fee. The Applicable Margin (expressed as basis points) shall vary depending upon the Maximum Leverage Ratio, as follows:

Pricing Tier	Maximum Leverage Ratio	Applicable to Interest Rate	Applicable to Unused Line Fee

I	Less than 1.00 to 1.00	125 basis points	15

II	Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	175 basis points	20

III	Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	200 basis points	25

IV	Greater than or equal to 2.00 to 1.00	250 basis points	25

The initial Applicable Margins shall be based on Pricing Tier III above. Changes in the Applicable Margin shall be made not more frequently than quarterly based on the Maximum Leverage Ratio, determined by Lender subsequent to its review of the quarterly reports required by Section 6.1.1(c) (Quarterly Statements and Certificates) commencing December 31, 2014 and shall be effective within three (3) Business Days after receipt and satisfactory review by Lender of the quarterly reports and Compliance Certificate required under Section 6.1.1(c).

“Applicable Rate” means the sum of (a) the Applicable Margin plus (b) Daily One Month LIBOR.

“Assets” means at any date all assets that, in accordance with GAAP consistently applied, should be classified as assets on a consolidated balance sheet of Borrowers and their respective Subsidiaries.

“Assignee” means any Person to which Lender assigns all or any portion of its interests under this Agreement, any Commitment, and the Revolving Loan, in accordance with the provisions of Section 8.5 (Assignments by Lender), together with any and all successors and assigns of such Person; “Assignees” means the collective reference to all Assignees.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, and any successor Laws.

“Borrower” means each Person defined as a “Borrower” in the preamble of this Agreement and each Additional Borrower; “Borrowers” means the collective reference to all Persons defined as “Borrower” in the preamble to this Agreement and all Additional Borrowers.

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“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State are authorized or required to close.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Lease” means with respect to any Person any lease of real or personal property, for which the related Lease Obligations have been or should be, in accordance with GAAP consistently applied, capitalized on the balance sheet of that Person.

“Cash Equivalents” means (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit with maturities of one (1) year or less from the date of acquisition of, or money market accounts maintained with, Lender, any Affiliate of Lender, or any other domestic commercial bank having capital and surplus in excess of One Hundred Million Dollars ($100,000,000.00) or such other domestic financial institutions or domestic brokerage houses to the extent disclosed to, and approved by, Lender and (c) commercial paper of a domestic issuer rated at least either A-1 by Standard & Poor’s Corporation (or its successor) or P-1 by Moody’s Investors Service, Inc. (or its successor) with maturities of six (6) months or less from the date of acquisition.

“Cash Flow” has the meaning set forth in Section 6.1.13(a) (Financial Covenant Definitions).

“Change of Control” shall be deemed to have occurred if (i) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, capital stock of the Borrower (or other securities convertible into such capital stock) representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower and in connection with such acquisition Continuing Directors shall cease to constitute a majority of the members of the board of directors of the Borrower then in office, (ii) the direct or indirect sale, assignment, transfer, lease, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Borrower’s and its Subsidiaries’ properties or assets, taken as a whole, to any “person” (individually and as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act), other than the Borrower or one of its Subsidiaries, or (iii) Continuing Directors shall cease for any reason to constitute a majority of the members of the board of directors of the Borrower then in office.

“Chattel Paper” means a record or records (including, without limitation, electronic chattel paper) that evidence both a monetary obligation and a security interest in specific goods, a security interest in specific goods and software used in the goods, or a lease of specific goods; all Supporting Obligations with respect thereto; any returned, rejected or repossessed goods and software covered by any such record or records and all proceeds (in any form including, without limitation, accounts, contract rights, documents, chattel paper, instruments and general intangibles) of such returned, rejected or repossessed goods; and all Proceeds of the foregoing.

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“Closing Date” means the date of this Agreement.

“Collateral” means all property of each and every Borrower subject from time to time to the Liens of this Agreement, any of the Security Documents and/or any of the other Financing Documents, together with any and all Proceeds thereof; provided, however, in no event shall the grant of any Lien under any of Financing Documents secure an Excluded Swap Obligation of the granting Credit Party and in no event shall the Collateral include the Excluded Assets.

“Collateral Account” has the meaning described in Section 2.1.5 (The Collateral Account).

“Collateral Disclosure List” has the meaning described in Section 3.3 (Collateral Disclosure List).

“Commitments” means the collective reference to the each and every commitment to extend credit under the terms of this Agreement including, without limitation, the Revolving Credit Commitment and the Term Loan Commitment.

“Committed Amount” means the Lender’s Revolving Loan Committed Amount or the Term Loan Committed Amount, as the case may be, and “Committed Amounts” means collectively the Revolving Loan Committed Amount and the Term Loan Committed Amount of the Lender.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a periodic Compliance Certificate described in Section 6.1.1 (Financial Statements).

“Commonly Controlled Entity” means an entity, whether or not incorporated, which together with any Borrower would be deemed to be a “single employer” within the meaning of Internal Revenue Code §414(b) or (c), and for the purpose of ERISA §302 and/or Internal Revenue Code §§412, 4971, 4977, 4980D, 4980E and/or each “applicable section” under Internal Revenue Code §14(t)(2), within the meaning of the Internal Revenue Code §414(b), (c) (m) or (o).

“Continuing Directors” means, during any period of up to 12 consecutive months after the date hereof, individuals who at the beginning of such 12 month period were directors of the Borrower (together with any new director whose election by the Borrower’s board of directors or whose nomination for election by the Borrower’s stockholders was approved by a vote of (i) at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved or (ii) stockholders representing not less than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower).

“Copyrights” means and includes, in each case whether now existing or hereafter arising, all of each Borrower’s rights, title and interest in and to (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, copyright applications, and all renewals of any of the foregoing, (b) all income, royalties, damages and payments now or

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hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past, current or future infringements of any of the foregoing, (c) the right to sue for past, present and future infringements of any of the foregoing, and (d) all rights corresponding to any of the foregoing throughout the world.

“Credit Facility” means each credit facility now or hereafter extended under or secured by this Agreement and “Credit Facilities” means the collective reference to any one or more of the credit facilities included as a Credit Facility. On the Closing Date, the Credit Facilities include the Revolving Credit Facility (including, without limitation, the Letter of Credit Facility) and the Term Loan Facility.

“Credit Parties” means, collectively, the Borrower, each Person who becomes a Borrower after the date of this Agreement and each Person who at any time provides a guaranty or other credit support or collateral support of any nature whatsoever with respect to the Obligations. The term “Credit Party” means each Person included among the Credit Parties.

“Current Letter of Credit Obligations” has the meaning described in Section 2.2.5 (Payments of Letters of Credit).

“Daily One Month LIBOR” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a one (1) month period.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an event which, with the giving of notice or lapse of time, or both, would reasonably be expected to constitute an Event of Default under the provisions of this Agreement.

“Documents” means all documents of title or receipts, whether now existing or hereafter acquired or created, and all Proceeds of the foregoing.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States (but excluding any territory or possession thereof).

“EBITDA” has the meaning set forth in Section 6.1.13(a) (Financial Covenant Definitions).

“Enforcement Costs” means all reasonable expenses, charges, costs and fees whatsoever of any nature whatsoever paid or incurred by or on behalf of Lender in connection with (a) any or all of the Obligations, this Agreement and/or any of the other Financing Documents, (b) the creation, perfection, collection, maintenance, preservation, defense, protection, realization upon, disposition, sale or enforcement of all or any part of the Collateral, this Agreement or any of the other Financing Documents, including, without limitation, those costs and expenses more specifically enumerated in Section 3.6 (Costs) and/or Section 8.10 (Enforcement Costs), and further including, without limitation, amounts paid to lessors, processors, bailees, warehousemen, sureties, judgment creditors and others in possession of or with a Lien against or

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claimed against the Collateral, and (c) the monitoring, administration, processing and/or servicing of any or all of the Obligations, the Financing Documents, and/or the Collateral.

“Equipment” means all equipment, machinery, computers, chattels, tools, parts, machine tools, furniture, furnishings, fixtures and supplies of every nature, presently existing or hereafter acquired or created and wherever located, whether or not the same shall be deemed to be affixed to real property, and all of such types of property leased by any Borrower and all of Borrowers’ rights and interests with respect thereto under such leases (including, without limitation, options to purchase), together with all accessions, additions, fittings, accessories, special tools, and improvements thereto and substitutions therefor and all parts and equipment which may be attached to or which are necessary or beneficial for the operation, use and/or disposition of such personal property, all licenses, warranties, franchises and General Intangibles related thereto or necessary or beneficial for the operation, use and/or disposition of the same, together with all Accounts, Chattel Paper, Instruments and other consideration received by any Borrower on account of the sale, lease or other disposition of all or any part of the foregoing, and together with all rights under or arising out of present or future Documents and contracts relating to the foregoing and all Proceeds of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” has the meaning described in ARTICLE VII (Default and Rights and Remedies).

“Excluded Assets” means (a) all assets or property of the Credit Parties that would otherwise be included as Collateral but for the express terms of (i) any permit, lease, license, contract or other agreement or instrument constituting or applicable to such asset or (ii) applicable Law (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity) that, in each case, prohibits the grant to Lender of a security interest in and to such asset or property or under which the grant to Lender of a security interest in and to such asset or property may impair the validity or enforceability of such asset or property (including any United States intent to use trademark applications); provided, however, that such assets or Property shall constitute “Excluded Assets” only to the extent and for so long as such permit, lease, license, contract or other agreement or applicable law validly prohibits the creation of a Lien on such property in favor of Lender and, upon the termination of such prohibition (by written consent or in any other manner), such property shall

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cease to constitute “Excluded Assets;” (b) Equity Interests of any first tier Foreign Subsidiary in excess of 65% of the aggregate Equity Interests of such first tier Foreign Subsidiary (such excess Equity Interest, the “Excluded Equity”), (c) to the extent that applicable law requires that a Subsidiary of any Borrower issue nominee or directors qualifying shares, such nominee or qualifying shares, (d) any motor vehicle or other Equipment covered by a certificate of title or other evidence of ownership to the extent that a security interest in such asset cannot be perfected by the filing of a financing statement under the Uniform Commercial Code, and (e) other assets to the extent the Lender determines that the cost of obtaining such pledge or security interest is excess in relation to the benefit thereof; provided, however, that Excluded Assets shall not include any Proceeds of property described in clauses (a) through (e) above (unless such Proceeds are also described in such clauses).

“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Credit Party for or the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Credit Party, including under Section 2.5.8 (Guaranty) of this Agreement). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Facilities” means the collective reference to the loan, letter of credit, interest rate protection, foreign exchange risk, cash management, and other credit facilities now or hereafter provided to any one or more of Borrowers by Lender.

“Fees” means, without duplication, the collective reference to each fee payable to Lender under the terms of this Agreement or under the terms of any of the other Financing Documents.

“Financing Documents” means at any time collectively this Agreement, the Notes, the Security Documents, the Letter of Credit Documents, and any other instrument, agreement or document previously, simultaneously or hereafter executed and delivered by any Borrower and/or any other Person, singly or jointly with another Person or Persons, evidencing, securing, guarantying or in connection with this Agreement, any Note, any of the Security Documents, any of the Facilities, and/or any of the Obligations.

“Fixed or Capital Assets” of a Person at any date means all assets which would, in accordance with GAAP consistently applied, be classified on the balance sheet of such Person as property, plant or equipment at such date.

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“Fixed Charges” has the meaning set forth in Section 6.1.13(a) (Financial Covenant Definitions).

“Foreign Subsidiary” means any Subsidiary of a Credit Party that is not a Domestic Subsidiary.

“Funded Debt” has the meaning set forth in Section 6.1.13(a) (Financial Covenant Definitions).

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“General Intangibles” means all general intangibles of every nature, whether presently existing or hereafter acquired or created, and without implying any limitation of the foregoing, further means all books and records, commercial tort claims, other claims (including without limitation all claims for income tax and other refunds), payment intangibles, Supporting Obligations, choses in action, claims, causes of action in tort or equity, contract rights, judgments, customer lists, software, Patents, Trademarks, licensing agreements, rights in intellectual property, goodwill (including goodwill of any Borrower’s business symbolized by and associated with any and all Trademarks, trademark licenses, Copyrights and/or service marks), royalty payments, licenses, letter-of-credit rights, letters of credit, contractual rights, the right to receive refunds of unearned insurance premiums, rights as lessee under any lease of real or personal property, literary rights, Copyrights, service names, service marks, logos, trade secrets, amounts received as an award in or settlement of a suit in damages, deposit accounts, interests in joint ventures, general or limited partnerships, or limited liability companies or partnerships, rights in applications for any of the foregoing, books and records in whatever media (paper, electronic or otherwise) recorded or stored, with respect to any or all of the foregoing, all Supporting Obligations with respect to any of the foregoing, and all Equipment and General Intangibles necessary or beneficial to retain, access and/or process the information contained in those books and records, and all Proceeds of the foregoing.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of government and any department, agency or instrumentality thereof.

“Government Contracts” means any contract with the United States or any department, agency or instrumentality of the United States.

“Hazardous Materials” means (a) any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, and regulations promulgated thereunder; (b) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder; and (c) any substance the presence of which on any property now or hereafter owned, acquired or operated by any Borrower is prohibited by any Law similar to those set forth in this definition.

“Hazardous Materials Contamination” means the contamination (whether presently existing or occurring after the date of this Agreement) by Hazardous Materials of any property

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owned, operated or controlled by any Borrower or for which any Borrower has responsibility, including, without limitation, improvements, facilities, soil, ground water, air or other elements on, or of, any property now or hereafter owned, acquired or operated by any Borrower, and any other contamination by Hazardous Materials for which any Borrower is responsible.

“Indebtedness” of a Person means at any date the total liabilities of such Person at such time determined in accordance with GAAP consistently applied.

“Indebtedness for Borrowed Money” of a Person means at any time the sum at such time of (a) Indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) any obligations of such Person in respect of letters of credit, banker’s or other acceptances or similar obligations issued or created for the account of such Person, (c) Lease Obligations of such Person with respect to Capital Leases, (d) all liabilities secured by any Lien on any property owned by such Person, to the extent attached to such Person’s interest in such property, even though such Person has not assumed or become personally liable for the payment thereof, (e) obligations of third parties which are being guarantied or indemnified against by such Person or which are secured by the property of such Person; (f) any obligation of such Person under an employee stock ownership plan or other similar employee benefit plan; (g) any obligation of such Person or a Commonly Controlled Entity to a Multiemployer Plan; and (h) any obligations, liabilities or indebtedness, contingent or otherwise, under or in connection with, any Swap Contract; but excluding trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue (as determined in accordance with customary trade practices) or which are being disputed in good faith by such Person and for which adequate reserves are being provided on the books of such Person in accordance with GAAP.

“Indemnified Parties” and “Indemnified Party” have the meaning set forth in Section 8.20 (Indemnification).

“Instrument” means a negotiable instrument or any other writing which evidences a right to payment of a monetary obligation and is not itself a security agreement or lease and is of a type that in the ordinary course of business is transferred by delivery with any necessary endorsement or assignment, and all Supporting Obligations with respect to any of the foregoing and all Proceeds with respect to any of the foregoing.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Income Tax Regulations issued and proposed to be issued thereunder.

“Inventory” means all goods whether now owned or hereafter acquired and other personal property furnished under any contract of service or intended for sale or lease, including, without limitation, all raw materials, work-in-process, finished goods and materials and supplies of any kind, nature or description which are used or consumed in any Borrower’s business or are or might be used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods and other personal property and all licenses, warranties, franchises, General Intangibles, personal property and all documents of title or documents relating to the same, together with all Accounts, Chattel Paper, Instruments and other consideration received on account of the sale, lease or other disposition of all or any part of the foregoing, and together

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with all rights under or arising out of present or future Documents and contracts relating to the foregoing and all Proceeds of the foregoing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Property” means a security, whether certificated or uncertificated, security entitlement, securities account, commodity contract or commodity account and all Proceeds of, and Supporting Obligations with respect to, the foregoing. Notwithstanding anything to the contrary in this Agreement or any Financing Documents, “Investment Property” shall not include any Excluded Equity.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Item of Payment” means each check, draft, cash, money, instrument, item, and other remittance in payment or on account of payment of the Receivables or otherwise with respect to any Collateral, including, without limitation, cash proceeds of any returned, rejected or repossessed goods, the sale or lease of which gave rise to a Receivable, and other proceeds of Collateral; and “Items of Payment” means the collective reference to all of the foregoing.

“Laws” means all ordinances, statutes, rules, regulations, orders, injunctions, writs, or decrees of any Governmental Authority.

“Lease Obligations” of a Person means for any period the rental commitments of such Person for such period under leases for real and/or personal property (net of rent from subleases thereof, but including taxes, insurance, maintenance and similar expenses which such Person, as the lessee, is obligated to pay under the terms of said leases, except to the extent that such taxes, insurance, maintenance and similar expenses are payable by sublessees), including rental commitments under Capital Leases.

“Letter of Credit” and “Letters of Credit” shall have the meanings described in Section 2.2.1 (Letters of Credit).

“Letter of Credit Agreement” means the collective reference to each letter of credit application and agreement substantially in the form of Lender’s then standard form of application for letter of credit or such other form as may be approved by Lender, executed and delivered by any Borrower or Borrowers in connection with the issuance of a Letter of Credit, as the same may from time to time be amended, restated, supplemented or modified and “Letter of Credit Agreements” means all of the foregoing in effect at any time and from time to time.

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“Letter of Credit Cash Collateral Account” has the meaning described in Section 2.2.3 (Terms of Letters of Credit).

“Letter of Credit Documents” means any and all drafts under or purporting to be under a Letter of Credit, any Letter of Credit Agreement, and any other instrument, document or agreement executed and/or delivered by any Borrower or Borrowers or any other Person under, pursuant to or in connection with a Letter of Credit or any Letter of Credit Agreement.

“Letter of Credit Facility” means the facility established as part of the Revolving Credit Facility pursuant to Section 2.2 (Letter of Credit Facility).

“Letter of Credit Fee” and “Letter of Credit Fees” have the meanings described in Section 2.2.2 (Letter of Credit Fees).

“Letter of Credit Obligations” means all Obligations of Borrowers with respect to the Letters of Credit and the Letter of Credit Agreements.

“Letter-of-credit right” means a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.

“Liabilities” means at any date all liabilities that in accordance with GAAP consistently applied should be classified as liabilities on a consolidated balance sheet of Borrowers and their respective Subsidiaries.

“LIBOR” means the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery of funds for one (1) month as reported on Reuters Screen LIBOR01 page (or any successor page) at approximately 11:00 a.m., London time, or, for any day not a London Business Day, the immediately preceding London Business Day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation). As used in this definition, “London Business Day” means any day that is a day for trading by and between banks in United States Dollar deposits in the London interbank market.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means each of the Revolving Loan, the Term Loan, or each other loan now or hereafter extended under or secured by this Agreement, as the case may be, and “Loans” means the collective reference to the Revolving Loan, the Term Loan and each other loan now or hereafter extended under or secured by this Agreement.

“Loan Notice” has the meaning described in Section 2.1.2 (Procedure for Making Advances).

“Lockbox” has the meaning described in Section 2.1.5 (The Collateral Account).

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“Maximum Leverage Ratio” has the meaning set forth in Section 6.1.13(a) (Financial Covenant Definitions).

“Maximum Rate” has the meaning described in Section 2.5.4 (Maximum Interest Rate).

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Worth” means the consolidated shareholders’ equity, defined in accordance with GAAP, of Borrowers and their respective Subsidiaries.

“Notice” means a communication delivered in accordance with the terms of Section 8.1 (Notices).

“Note” means any promissory note that may from time to time evidence all or any portion of the Obligations and “Notes” means collectively each such promissory note. On the Closing Date, the Notes consist of the Revolving Credit Notes and the Term Note.

“Obligations” means, without duplication, all present and future indebtedness, duties, obligations, and liabilities, whether now existing or contemplated or hereafter arising, of any one or more of Borrowers to Lender under, arising pursuant to, in connection with and/or on account of the provisions of this Agreement, each Note, each Security Document, and/or any of the other Financing Documents, the Revolving Loan, any Swap Contract and/or any of the Facilities including, without limitation, the principal of, and interest on, each Note, late charges, the Fees, Enforcement Costs, and prepayment fees (if any), letter of credit reimbursement obligations, letter of credit fees or fees charged with respect to any guaranty of any letter of credit, regardless of whether such indebtedness, duties, obligations, and liabilities be direct, indirect, primary, secondary, joint, several, joint and several, fixed or contingent; and also means any and all renewals, extensions, substitutions, amendments, restatements and rearrangements of any such indebtedness, duties, obligations, and liabilities provided, that Obligations of a Credit Party shall not include its Excluded Swap Obligations.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Outstanding Letter of Credit Obligations” has the meaning described in Section 2.2.3 (Terms of Letters of Credit).

“Patents” means and includes, in each case whether now existing or hereafter arising, all of each Borrower’s rights, title and interest in and to (a) any and all patents and patent applications, (b) any and all inventions and improvements described and claimed in such patents and patent applications, (c) reissues, divisions, continuations, renewals, extensions and continuations-in-part of any patents and patent applications, (d) income, royalties, damages, claims and payments now or hereafter due and/or payable under and with respect to any patents or patent applications, including, without limitation, damages and payments for past and future infringements, (e) rights to sue for past, present and future infringements of patents, and (f) all rights corresponding to any of the foregoing throughout the world.

“PBGC” means the Pension Benefit Guaranty Corporation.

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“Permitted Acquisitions” means acquisitions which may be made by Borrower, provided there is no Default or Event of Default both prior to the acquisition and on a pro-forma basis, for which the aggregate cash purchase price paid at closing plus the projected cash earnout payments to be paid by Borrower do not exceed Twenty Million Dollars ($20,000,000) for all Permitted Acquisitions after the Closing Date.

“Permitted Liens” means: (a) Liens for Taxes which are not delinquent or which Lender has determined in the exercise of its sole and absolute discretion (i) are being diligently contested in good faith and by appropriate proceedings, and such contest operates to suspend collection of the contested Taxes and enforcement of a Lien, (ii) the applicable Borrower, has the financial ability to pay, with all penalties and interest, at all times without materially and adversely affecting such Borrower, and (iii) are not, and will not be with appropriate filing, the giving of notice or the passage of time alone, entitled to priority over any Lien of Lender; (b) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; (c) Liens securing the Obligations; (d) judgment Liens to the extent the entry of such judgment does not constitute an Event of Default under the terms of this Agreement or result in the sale or levy of, or execution on, any of the Collateral; (e) Liens existing as of the date hereof, including Liens securing the Subordinated Debt; (f) Liens securing Capital Leases that are otherwise permitted hereunder; (g) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Borrower; (h) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Borrower; and (i) such other Liens, if any, as are set forth on Schedule 4.1.20 attached hereto and made a part hereof.

“Permitted Uses” means (a) with respect to the Term Loan, amounts payable for Transaction Payments, and (b) with respect to the Revolving Loan, amounts payable (i) for Transaction Payments, (ii) for general corporate purposes, which shall include payment of annual earn-out payments in connection with Permitted Acquisitions, and (iii) to support the issuance of Letters of Credit.

“Person” means and includes an individual, a corporation, a partnership, a joint venture, a limited liability company or partnership, a trust, an unincorporated association, a Governmental Authority, or any other organization or entity.

“Plan” means any “pension plan” as defined in ERISA Section 3(2) maintained by any Borrower or a Commonly Controlled Entity in which any Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA and which is intended to qualify for favorable tax treatment pursuant to Internal Revenue Code Section 401(a).

“Post-Default Rate” means the Applicable Rate in effect from time to time, plus three percent (3%) per annum.

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“Post-Expiration Date Letter of Credit” and “Post-Expiration Date Letters of Credit” have the meanings described in Section 2.2.3 (Terms of Letters of Credit).

“Prepayment” means a Revolving Loan Mandatory Prepayment, a Revolving Loan Optional Prepayment, or a Term Loan Optional Prepayment, as the case may be, and “Prepayments” mean collectively all Revolving Loan Mandatory Prepayments, all Revolving Loan Optional Prepayments and all Term Loan Optional Prepayments.

“Proceeds” has the meaning described in the Uniform Commercial Code as in effect from time to time.

“Receivable” means a now owned or hereafter owned, acquired or created Account, Chattel Paper, General Intangible or Instrument and all Proceeds thereof; and “Receivables” means all now or hereafter owned, acquired or created Accounts, Chattel Paper, General Intangibles and Instruments, and all Proceeds thereof.

“Registered Organization” means an organization organized solely under the law of a single state or the United States and as to which the state or the United States must maintain a public record showing the organization to have been organized.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder.

“Responsible Officer” means, with respect to a Person, the chief executive officer or the president of such Person or, with respect to financial matters, the chief financial officer of such Person.

“Revolving Credit Commitment” means the agreement of Lender relating to the making of the Revolving Loan and advances thereunder subject to and in accordance with the provisions of this Agreement.

“Revolving Credit Commitment Period” means the period of time from the Closing Date to the Business Day preceding the Revolving Credit Termination Date.

“Revolving Credit Committed Amount” means the principal amount of $70,000,000, limited, however, to (a) $60,000,000, if Transaction Payments are less than $60,000,000, and (b) $65,000,000, if Transaction Payments are greater than or equal to $60,000,000 but less than $65,000,000.

“Revolving Credit Expiration Date” means October 31, 2017, unless otherwise extended for successive periods of one (1) year beyond the then existing maturity date commencing as of the first anniversary date of this Agreement, by Lender in the exercise of its sole and absolute discretion.

“Revolving Credit Facility” means the facility established by Lender pursuant to Section 2.1 (Revolving Credit Facility).

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“Revolving Credit Note” has the meaning described in Section 2.1.3 (Revolving Credit Note).

“Revolving Credit Termination Date” means the earlier of (a) the Revolving Credit Expiration Date, or (b) the date on which the Revolving Credit Commitment is terminated pursuant to Section 7.2 (Remedies) or otherwise.

“Revolving Credit Unused Line Fee” and “Revolving Credit Unused Line Fees” have the meanings described in Section 2.1.7 (Revolving Credit Unused Line Fee).

“Revolving Loan” has the meaning described in Section 2.1.1 (Revolving Credit Facility).

“Revolving Loan Account” has the meaning described in Section 2.1.6 (Revolving Loan Account).

“Revolving Loan Optional Prepayment” and “Revolving Loan Optional Prepayments” have the meanings described in Section 2.1.4 (Optional Prepayment of Revolving Loan).

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions/, or as otherwise published from time to time.

“Sanctioned Person” means (i) a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country to the extent subject to a sanctions program administered by OFAC.

“Security Documents” means collectively any assignment, pledge agreement, security agreement, mortgage, deed of trust, deed to secure debt, financing statement and any similar instrument, document or agreement under or pursuant to which a Lien is now or hereafter granted to, or for the benefit of, Lender on any real or personal property of any Person to secure all or any portion of the Obligations, all as the same may from time to time be amended, restated, supplemented or otherwise modified.

“State” means the State of Maryland.

“Subordinated Indebtedness” means all Indebtedness incurred at any time by any Borrower or Borrowers, which is in amounts, subject to repayment terms, and subordinated to the Obligations, as set forth in one or more written agreements, all in form and substance satisfactory to Lender in its sole and absolute discretion.

“Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled,

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directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Supporting Obligation” means a letter-of-credit right, secondary obligation or obligation of a secondary obligor or that supports the payment or performance of an account, chattel paper, document, general intangible, instrument or investment property.

“Swap Contract” means any document, instrument or agreement between Borrower and Lender or any Affiliate of Lender, now existing or entered into in the future, relating to an interest rate swap transaction, forward rate transaction, interest rate cap, floor or collar transaction, any similar transaction, any option to enter into any of the foregoing, and any combination of the foregoing, which agreement may be oral or in writing, including, without limitation, any master agreement relating to or governing any or all of the foregoing and any related schedule or confirmation, each as amended from time to time.

“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Tangible Net Worth” means as to the Borrowers and their respective Subsidiaries on a consolidated basis at any date of determination thereof, the sum at such time of: the Net Worth less the total of (a) all Assets which would be classified as intangible assets under GAAP consistently applied, (b) any revaluation or other write-up in book value of assets subsequent to the date of the most recent financial statements delivered to Lender, and (c) the amount of all loans and advances (exclusive of advances permitted under Section 6.2.5(a)) to, or investments in, any Person, excluding Cash Equivalents and deposit accounts maintained by Borrower with any financial institution.

“Taxes” means all taxes and assessments whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character (including all penalties or interest thereon), which at any time may be assessed, levied, confirmed or imposed by any Governmental Authority on any Borrower or any of its or their properties or assets or any part thereof or in respect of any of its franchises, businesses, income or profits. For the avoidance of doubt, sales taxes, value added taxes and similar taxes imposed on customers of a Borrower, but collected by such Borrower, are not Taxes of such Borrower.

“Term Loan” has the meanings described in Section 2.3.1 (Term Loan Commitment).

“Term Loan Commitment” has the meaning described in Section 2.3.1 (Term Loan Commitment).

“Term Loan Committed Amount” has the meaning described in Section 2.3.1 (Term Loan Commitment).

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“Term Loan Commitment Fee” has the meaning described in Section 2.3.4 (Term Loan Commitment Fee).

“Term Loan Facility” means the facility established by Lender pursuant to Section 2.3 (Term Loan Facility).

“Term Loan Installment Payments” means the collective reference to each payment on the Term Loan provided in Section 2.3.3 (Term Loan Installment Payments).

“Term Loan Maturity Date” means the earlier of October 31, 2017, or the Revolving Credit Termination Date.

“Term Loan Optional Prepayment” and “Term Loan Optional Prepayments” have the meanings described in Section 2.3.5 (Optional Prepayments of Term Loan).

“Term Note” has the meaning described in Section 2.3.2 (The Term Note).

“Trademarks” means and includes in each case whether now existing or hereafter arising, all of Borrower’s rights, title and interest in and to (a) any and all trademarks (including service marks), trade names and trade styles, and applications for registration thereof and the goodwill of the business symbolized by any of the foregoing, (b) any and all licenses of trademarks, service marks, trade names and/or trade styles, whether as licensor or licensee, (c) any renewals of any and all trademarks, service marks, trade names, trade styles and/or licenses of any of the foregoing, (d) income, royalties, damages and payments now or hereafter due and/or payable with respect thereto, including, without limitation, damages, claims, and payments for past, present and future infringements thereof, (e) rights to sue for past, present and future infringements of any of the foregoing, including the right to settle suits involving claims and demands for royalties owing, and (f) all rights corresponding to any of the foregoing throughout the world.

“Transaction” means any public offer to purchase for cash by GP up to $80,000,000 (plus up to an additional 2% if permitted by Securities and Exchange Commission rules) in the aggregate in value of shares of GP’s common stock made on or after the date of this Agreement.

“Transaction Documents” means any Offer to Purchase for Cash by GP, including, without limitation, the schedules and exhibits thereto, filed or to be filed with the Securities and Exchange Commission in connection with the Transaction and any dealer manager agreement relating to such Transaction.

“Transaction Payments” means amounts paid in cash (a) to the Borrower’s shareholders for the repurchase of their common stock pursuant to the Transaction Documents and (b) to effect the Transaction including, without limitation, the payment of fees, costs and expenses therewith.

“Uniform Commercial Code” means, unless otherwise provided in this Agreement, the Uniform Commercial Code as adopted by and in effect from time to time in the State or in any other jurisdiction, as applicable.

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“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding capital stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

Section 1.2 Accounting Terms and Other Definitional Provisions.

Unless otherwise defined herein, as used in this Agreement and in any certificate, report or other document made or delivered pursuant hereto, accounting terms not otherwise defined herein, and accounting terms only partly defined herein, to the extent not defined, shall have the respective meanings given to them under GAAP, as consistently applied to the applicable Person. All terms used herein which are defined by the Uniform Commercial Code shall have the same meanings as assigned to them by the Uniform Commercial Code unless and to the extent varied by this Agreement. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references are references to articles, sections or subsections of, or schedules or exhibits to, as the case may be, this Agreement unless otherwise specified. As used herein, the singular number shall include the plural, the plural the singular and the use of the masculine, feminine or neuter gender shall include all genders, as the context may require. Reference to any one or more of the Financing Documents shall mean the same as the foregoing may from time to time be amended, restated, substituted, extended, renewed, supplemented or otherwise modified.

ARTICLE II
THE CREDIT FACILITIES

Section 2.1 The Revolving Credit Facility.

2.1.1 Revolving Credit Facility.

Subject to and upon the provisions of this Agreement, Lender establishes a revolving credit facility in favor of Borrowers in the Revolving Credit Committed Amount. The aggregate of all advances under the Revolving Credit Facility is sometimes referred to in this Agreement as the “Revolving Loan”.

During the Revolving Credit Commitment Period, Lender agrees to make advances under the Revolving Credit Facility in accordance with the provisions of this Agreement; provided that after giving effect to any request duly made pursuant to this Agreement, the aggregate outstanding principal balance of the Revolving Loan and all Letter of Credit Obligations would not exceed the Revolving Credit Committed Amount.

Unless sooner paid, the unpaid Revolving Loan, together with interest accrued and unpaid thereon, and all other Obligations shall be due and payable in full on the Revolving Credit Expiration Date.

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2.1.2 Procedure for Making Advances Under the Revolving Loan; Lender Protection Loans.

Borrowers may borrow under the Revolving Credit Facility on any Business Day. Advances under the Revolving Loan shall be deposited to a demand deposit account of GP with Lender (or an Affiliate of Lender) or shall be otherwise applied as directed by GP, which direction Lender may require to be in writing. No later than 12:00 p.m. (Eastern Time) on the date of the requested borrowing, GP shall give Lender oral or written notice (a “Loan Notice”) of the amount and (if requested by Lender) the purpose of the requested borrowing. Any oral Loan Notice shall be confirmed in writing by GP within three (3) Business Days after the making of the requested advance under the Revolving Loan. Each Loan Notice shall be irrevocable.

In addition, each Borrower hereby irrevocably authorizes Lender at any time and from time to time, without further request from or notice to such Borrower, to make advances under the Revolving Loan, which Lender, in its sole and absolute discretion, deems necessary or appropriate to protect the interests of Lender, including, without limitation, advances and reserves under the Revolving Loan made to cover debit balances in the Revolving Loan Account, principal of, and/or interest on, the Revolving Loan, the Obligations (including, without limitation, any Letter of Credit Obligations), and/or Enforcement Costs, prior to, on, or after the termination of other advances under this Agreement, regardless of whether the outstanding principal amount of the Revolving Loan that Lender may advance or reserve hereunder exceeds the Revolving Credit Committed Amount. Lender shall communicate to GP from time to time any action taken under this paragraph either orally or in writing.

Notwithstanding any provisions contained herein to the contrary, so long as a Wells Fargo Stagecoach Sweep Agreement is in effect, advances shall be made in accordance with such agreement.

2.1.3 Revolving Credit Note.

The obligation of Borrowers to pay the Revolving Loan, with interest, shall be evidenced by a Third Amended and Restated Revolving Credit Note (as from time to time extended, amended, restated, supplemented or otherwise modified, the “Revolving Credit Note”) substantially in the form of EXHIBIT B-1 attached hereto and made a part hereof, with appropriate insertions. The Revolving Credit Note shall be payable to the order of Lender at the times provided in the Revolving Credit Note, and shall be in the principal amount of the Revolving Credit Committed Amount. Borrowers acknowledge and agree that, if the outstanding principal balance of the Revolving Loan outstanding from time to time exceeds the face amount of the Revolving Credit Note, the excess shall bear interest at the Post-Default Rate for the Revolving Loan and shall be payable, with accrued interest, ON DEMAND. The Revolving Credit Note shall not operate as a novation of any of the Obligations or nullify, discharge, or release any such Obligations or the continuing contractual relationship of the parties hereto in accordance with the provisions of this Agreement.

2.1.4 Optional Prepayments of Revolving Loan.

Borrowers shall have the option, at any time and from time to time, to prepay (each a “Revolving Loan Optional Prepayment” and collectively the “Revolving Loan Optional Prepayments”) the Revolving Loan, in whole or in part without premium or penalty.

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2.1.5 The Collateral Account.

Each Borrower will deposit, or cause to be deposited, all Items of Payment to a bank account or bank accounts designated by Lender and from which Lender alone has power of access and withdrawal (collectively, the “Collateral Account”). In the case of any deposit that is made by a Borrower manually (i.e., the payment is received by a Borrower rather than being delivered to the Lockbox or wired to the Collateral Account), such deposit shall be made promptly after the date of receipt of the Items of Payment. The Items of Payment shall be deposited in precisely the form received, except for the endorsements of the applicable Borrower where necessary to permit the collection of any such Items of Payment, each Borrower hereby agreeing to make such endorsement. In the event any Borrower shall fail to do so, Lender is hereby authorized by each Borrower to make the endorsement in the name of the applicable Borrower. Prior to such a deposit, Borrowers will not commingle any Items of Payment with any of the other funds or property of any Borrower, but will hold them separate and apart in trust and for the account of Lender.

Each Borrower shall direct its Account Debtors that all Items of Payment are to be either (a) wired to the Collateral Account or (b) mailed to one or more post-office boxes designated by Lender, or to such other additional or replacement post-office boxes pursuant to the request of Lender from time to time (collectively, the “Lockbox”). Lender shall have unrestricted and exclusive access to the Lockbox.

Each Borrower hereby authorizes Lender to inspect all Items of Payment, endorse all Items of Payment in the name of such Borrower, and deposit such Items of Payment in the Collateral Account. Lender reserves the right, exercised in its sole and absolute discretion from time to time, to provide to the Collateral Account credit prior to final collection of an Item of Payment and to disallow credit for any Item of Payment which is unsatisfactory to Lender. In the event Items of Payment are returned to Lender for any reason whatsoever, Lender may, in the exercise of its discretion from time to time, forward such Items of Payment a second time. Any returned Items of Payment shall be charged back to the Collateral Account, the Revolving Loan Account, or other account, as appropriate.

Subject to the terms of the immediately following sentence, Lender will apply the whole or any part of the collected funds credited to the Collateral Account against the Revolving Loan (or with respect to Items of Payment that are not proceeds of Accounts or after the occurrence and during the continuance of an Event of Default, against any of the Obligations) or credit such collected funds to a depository account of Borrower with Lender (or an Affiliate of Lender), the order and method of such application to be in the sole discretion of Lender.

2.1.6 Revolving Loan Account.

Lender will establish and maintain a loan account on its books (the “Revolving Loan Account”) to which Lender will (a) debit (i) the principal amount of each advance of the Revolving Loan made by Lender hereunder as of the date made, (ii) the amount of any interest accrued on the Revolving Loan as and when due, and (iii) any other amounts due and payable by Borrowers to Lender from time to time under the provisions of this Agreement in connection with the Revolving Loan, including, without limitation, Enforcement Costs, Fees, late charges, and service, collection and audit fees, as and when due and payable, and (b) credit all payments

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made by Borrowers to Lender on account of the Revolving Loan as of the date made including, without limitation, funds credited to the Revolving Loan Account from the Collateral Account. Lender may debit the Revolving Loan Account for the amount of any Item of Payment that is returned to Lender unpaid. All credit entries to the Revolving Loan Account are conditional and shall be readjusted as of the date made if final and indefeasible payment is not received by Lender in cash or solvent credits. Any and all periodic or other statements or reconciliations, and the information contained in those statements or reconciliations, of the Revolving Loan Account shall be final, binding and conclusive upon Borrowers in all respects, absent manifest error, unless Lender receives specific written objection thereto from Borrowers within thirty (30) Business Days after such statement or reconciliation shall have been sent by Lender.

2.1.7 Revolving Credit Unused Line Fee.

Borrowers shall pay to Lender a revolving credit facility fee (collectively, the “Revolving Credit Unused Line Fees” and individually, a “Revolving Credit Unused Line Fee”) in an amount equal to the Applicable Margin multiplied by the average daily unused and undisbursed portion of the Revolving Credit Committed Amount in effect from time to time accruing during each quarter. The accrued and unpaid portion of the Revolving Credit Unused Line Fee shall be paid in arrears by Borrowers to Lender for each calendar quarter ending September 30, December 31, March 31, and June 30, payable on the immediately following the first day of each October, January, April and July, commencing on the first such date following the date hereof, and on the Revolving Credit Termination Date.

Section 2.2 The Letter of Credit Facility.

2.2.1 Letters of Credit.

Subject to and upon the provisions of this Agreement, and as a part of the Revolving Credit Commitment, any of Borrowers, upon the prior approval of Lender, may obtain standby letters of credit (as the same may from time to time be amended, supplemented or otherwise modified, each a “Letter of Credit” and collectively the “Letters of Credit”) from Lender from time to time from the Closing Date until the Business Day preceding the Revolving Credit Termination Date. No Borrower will be entitled to obtain a Letter of Credit hereunder unless (a) after giving effect to the request, the outstanding principal balance of the Revolving Loan and of the Letter of Credit Obligations would not exceed the Revolving Credit Committed Amount and (b) the sum of the aggregate face amount of the then outstanding Letters of Credit (including the face amount of the requested Letter of Credit) does not exceed Five Million Dollars ($5,000,000).

2.2.2 Letter of Credit Fees.

Prior to or simultaneously with the opening of each Letter of Credit, Borrowers shall pay to Lender, a letter of credit fee (each a “Letter of Credit Fee” and collectively the “Letter of Credit Fees”) in an amount equal to the Applicable Margin applicable to interest rates multiplied by the face amount of the Letter of Credit, but not less than the customary fee charged commercial customers for issuing a Letter of Credit from time to time. The Letter of Credit Fees shall be paid upon the opening of each Letter of Credit and upon each anniversary thereof, if any. In addition, Borrowers shall also pay to Lender all other reasonable and customary amendment, negotiation, processing, transfer or other fees to the extent and as and when required by the

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provisions of any Letter of Credit Agreement. All Letter of Credit Fees and all such other additional fees are included in and are a part of the “Fees” payable by Borrowers under the provisions of this Agreement and are a part of the Obligations.

2.2.3 Terms of Letters of Credit.

Each Letter of Credit shall (a) be opened pursuant to a Letter of Credit Agreement, and (b) expire on a date not later than the Business Day preceding the Revolving Credit Expiration Date; provided, however, if any Letter of Credit does have an expiration date later than the Business Day preceding the Revolving Credit Termination Date (each a “Post-Expiration Date Letter of Credit” and collectively, the “Post-Expiration Date Letters of Credit”), effective as of the Business Day preceding the Revolving Credit Termination Date and without prior notice to or the consent of Borrowers, Lender shall make advances under the Revolving Loan for the account of Borrowers in the aggregate face amount of all such Letters of Credit. Lender shall deposit the proceeds of such advances into one or more non-interest bearing accounts with and in the name of Lender and over which Lender alone shall have exclusive power of access and withdrawal (collectively, the “Letter of Credit Cash Collateral Account”). The Letter of Credit Cash Collateral Account is to be held by Lender as additional collateral and security for any Letter of Credit Obligations relating to the Post-Expiration Date Letters of Credit. Each Borrower hereby assigns, pledges, grants and sets over to Lender a first priority security interest in, and Lien on, all of the funds on deposit in the Letter of Credit Cash Collateral Account, together with any and all proceeds and products thereof as additional collateral and security for the Letter of Credit Obligations relating to the Post-Expiration Date Letters of Credit. Each Borrower acknowledges and agrees that Lender shall be entitled to fund any draw or draft on any Post-Expiration Date Letter of Credit from the monies on deposit in the Letter of Credit Cash Collateral Account with notice to but without the consent of any Borrower. Each Borrower further acknowledges and agrees that Lender’s election to fund any draw or draft on any Post-Expiration Date Letter of Credit from the Letter of Credit Cash Collateral shall in no way limit, impair, lessen, reduce, release or otherwise adversely affect Borrowers’ obligation to pay any Letter of Credit Obligations under or relating to the Post-Expiration Date Letters of Credit. As Post-Expiration Date Letters of Credit expire, a proportionate amount of the Letter of Credit Cash Collateral Account shall be applied to the outstanding Obligations. At such time as all Post-Expiration Date Letters of Credit have expired, all Obligations have been paid in full, and the Commitment has been terminated, any remaining funds on deposit in the Letter of Credit Cash Collateral Account shall be paid to Borrowers.

The aggregate face amount of all Letters of Credit at any one time outstanding and issued by Lender pursuant to the provisions of this Agreement, including, without limitation, any and all Post-Expiration Date Letters of Credit, plus the amount of any unpaid Letter of Credit Fees accrued thereon, and less the aggregate amount of all drafts issued under or purporting to have been issued under such Letters of Credit that have been paid by Lender and for which Lender has been reimbursed by Borrower in full in accordance with Section 2.2.5 (Payments of Letters of Credit) and the Letter of Credit Agreements, and for which Lender has no further obligation or commitment to restore all or any portion of the amounts drawn and reimbursed, is herein called the “Outstanding Letter of Credit Obligations”.

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2.2.4 Procedures for Letters of Credit.

A Borrower shall give Lender written notice at least five (5) Business Days prior to the date on which such Borrower desires Lender to issue a Letter of Credit. Such notice shall be accompanied by a duly executed Letter of Credit Agreement specifying, among other things: (a) the name and address of the intended beneficiary of the Letter of Credit, (b) the requested face amount of the Letter of Credit, (c) whether the Letter of Credit is to be revocable or irrevocable, (d) the Business Day on which the Letter of Credit is to be opened and the date on which the Letter of Credit is to expire, (e) the terms of payment of any draft or drafts which may be drawn under the Letter of Credit, and (f) any other terms or provisions such Borrower desires to be contained in the Letter of Credit. Such notice shall also be accompanied by such other information, certificates, confirmations, and other items as Lender may require to assure that the Letter of Credit is issued in accordance with the provisions of this Agreement and a Letter of Credit Agreement. In the event of any conflict between the provisions of this Agreement and the provisions of a Letter of Credit Agreement, the provisions of this Agreement shall prevail and control unless otherwise expressly provided in the Letter of Credit Agreement. Upon (x) receipt of such notice, (y) payment of all Letter of Credit Fees and all other Fees payable in connection with the issuance of such Letter of Credit, and (z) receipt of a duly executed Letter of Credit Agreement, Lender shall process such notice and Letter of Credit Agreement in accordance with its customary procedures and open such Letter of Credit on the Business Day specified in such notice.

2.2.5 Payments of Letters of Credit.

Borrowers hereby promise to pay to Lender, ON DEMAND and in United States Dollars, the following which are herein collectively referred to as the “Current Letter of Credit Obligations”:

(a) the amount which Lender has paid or will be required to pay under each draft or draw on a Letter of Credit, whether such demand be in advance of Lender’s payment or for reimbursement for such payment;

(b) any and all reasonable charges and expenses which Lender may pay or incur relative to the Letter of Credit and/or such draws or drafts; and

(c) interest on the amounts described in (a) and (b) not paid by Borrowers as and when due and payable under the provisions of (a) and (b) above from the day the same are due and payable until paid in full at the Post-Default Rate.

In addition, Borrowers hereby promise to pay any and all other Letter of Credit Obligations as and when due and payable in accordance with the provisions of this Agreement and the Letter of Credit Agreements. The obligation of Borrowers to pay Current Letter of Credit Obligations and all other Letter of Credit Obligations shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which any Borrower or any other account party may have or have had against the beneficiary of such Letter of Credit, Lender, or any other Person, including, without limitation, any defense based on the failure of any draft or draw to conform to the terms of such Letter of Credit, any draft or other document proving to be forged, fraudulent or invalid, or the

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legality, validity, regularity or enforceability of such Letter of Credit, any draft or other documents presented with any draft, any Letter of Credit Agreement, this Agreement, or any of the other Financing Documents, all whether or not Lender had actual or constructive knowledge of the same, and irrespective of any Collateral, security or guarantee therefor or right of offset with respect thereto and irrespective of any other circumstances whatsoever which constitutes, or might be construed to constitute, an equitable or legal discharge of Borrowers for any Letter of Credit Obligations, in bankruptcy or otherwise; provided, however, that Borrowers shall not be obligated to reimburse Lender for any wrongful payment under such Letter of Credit made as a result of Lender’s gross negligence or willful misconduct. The obligation of Borrowers to pay the Letter of Credit Obligations shall not be conditioned or contingent upon the pursuit by Lender or any other Person at any time of any right or remedy against any Person which may be or become liable in respect of all or any part of such obligation or against any Collateral, security or guarantee therefor or right of offset with respect thereto.

The Letter of Credit Obligations shall continue to be effective, or be reinstated, as the case may be, if at any time payment of all or any portion of the Letter of Credit Obligations is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Person, or upon or as a result of the appointment of a receiver, intervenor, or conservator of, or trustee or similar officer for, any Person, or any substantial part of such Person’s property, all as though such payments had not been made.

2.2.6 Change in Law; Increased Cost.

If any change in any law or regulation or in the interpretation thereof by any court or other Governmental Authority charged with the administration thereof occurring after the date of this Agreement shall either (a) impose, modify or deem applicable any reserve, special deposit or similar requirement against Letters of Credit issued by Lender, or (b) impose on Lender any other condition regarding this Agreement or any Letter of Credit, and the result of any event referred to in clauses (a) or (b) above shall be to increase the cost to Lender of issuing, maintaining or extending the Letter of Credit or the cost to Lender of funding any obligation under or in connection with the Letter of Credit (other than a cost relating to net income, franchise or similar taxes), then, upon demand by Lender, Borrowers shall immediately pay to Lender from time to time as specified by Lender, additional amounts which shall be sufficient to compensate Lender for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the then highest current rate of interest on the Revolving Loan. A certificate as to such increased cost incurred by Lender, submitted by Lender to Borrowers, shall be conclusive, absent manifest error.

2.2.7 General Letter of Credit Provisions.

Borrowers consent to Lender’s payment of any draft complying with the terms of any Letter of Credit irrespective of any instructions of any Borrower to the contrary. As between Borrowers and Lender, Borrowers assume all risks of the acts and omissions of the beneficiary and other users of any Letter of Credit. Lender and its respective branches, Affiliates and/or correspondents shall not be responsible for and each Borrower hereby indemnifies and holds Lender and its respective branches, Affiliates and/or correspondents harmless from and against all liability, loss and expense (including reasonable attorney’s fees and costs) incurred by

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Lender and/or its branches, Affiliates and/or correspondents relative to and/or as a consequence of (a) any failure by Borrowers to perform the agreements hereunder and under any Letter of Credit Agreement, (b) any Letter of Credit Agreement, this Agreement, any Letter of Credit and any draft, draw and/or acceptance under or purported to be under any Letter of Credit, (c) any action taken or omitted by Lender and/or any of its respective branches, Affiliates and/or correspondents at the request of Borrowers, (d) any failure or inability to perform in accordance with the terms of any Letter of Credit by reason of any control or restriction rightfully or wrongfully exercised by any de facto or de jure Governmental Authority, group or individual asserting or exercising governmental or paramount powers, and/or (e) any consequences arising from causes beyond the control of Lender and/or any of its respective branches, Affiliates and/or correspondents.

Except for gross negligence or willful misconduct, Lender and its respective branches, Affiliates and/or correspondents, shall not be liable or responsible in any respect for any (a) error, omission, interruption or delay in transmission, dispatch or delivery of any one or more messages or advices in connection with any Letter of Credit, whether transmitted by cable, telegraph, mail or otherwise and despite any cipher or code which may be employed, and/or (b) action, inaction or omission which may be taken or suffered by it or them in good faith or through inadvertence in identifying or failing to identify any beneficiary or otherwise in connection with any Letter of Credit.

Subject to the terms of the Letter of Credit, a Letter of Credit may be amended, modified or revoked only upon the receipt by Lender from Borrowers and the beneficiary (including any transferee and/or assignee of the original beneficiary), of a written consent and request therefor.

If any Laws, order of court and/or ruling or regulation of any Governmental Authority of the United States (or any state thereof) and/or any country other than the United States permits a beneficiary under a Letter of Credit to require Lender and/or any of its respective branches, Affiliates and/or correspondents to pay drafts under or purporting to be under a Letter of Credit after the expiration date of the Letter of Credit, Borrowers shall reimburse Lender, as appropriate, for any such payment pursuant to provisions of Section 2.2.6 (Change in Law; Increased Cost).

Except as may otherwise be specifically provided in a Letter of Credit or Letter of Credit Agreement, the laws of the State and (a) the Uniform Customs and Practice for Documentary Credits in effect at the time of issuance (“UCP”) of the International Chamber of Commerce Publication shall govern commercial Letters of Credit and (b) the International Standby Practices in effect at the time of issuance (the “ISP”) of the International Chamber of Commerce shall govern standby letters of credit. In the event of a conflict between the UCP and ISP and the laws of the State, the UCP and ISP shall prevail.

Section 2.3 The Term Loan Facility.

2.3.1 Term Loan Commitment.

Subject to and upon the provisions of this Agreement, Lender agrees to make a loan (the “Term Loan”) to Borrower in the principal amount of the lesser of (a) Forty Million

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Dollars ($40,000,000) or (b) the amount actually used by the Borrower to make Transaction Payments (herein called the “Term Loan Committed Amount”). The obligation of Lender to make the Term Loan is herein called its “Term Loan Commitment.” Amounts repaid or prepaid on the Term Loan may not be reborrowed. The Lender will advance the full proceeds of the Term Loan at the request of the Borrower on a Business Day through and including December 31, 2014, on which date the Term Loan Commitment shall expire. The Borrower’s request for an advance after the Closing Date shall be in a writing received by the Lender not less than two (2) Business Days prior to the requested Business Day of advance.

2.3.2 The Term Note.

The obligation of Borrower to pay the Term Loan with interest shall be evidenced by a promissory note (as from time to time extended, amended, restated, supplemented or otherwise modified, the “Term Note”) substantially in the form of EXHIBIT B-2 attached hereto and made a part hereof with appropriate insertions.

2.3.3 Term Loan Installment Payments.

Borrower shall make installment payments of principal on the Term Loan in the amount of One Million One Hundred Eleven Thousand One Hundred Eleven and 11/100 Dollars ($1,111,111.11) each on the first day of each month commencing on the later of (a) November 1, 2014 or (b) the first day of the first month following the month in which the Term Loan is advanced. If not sooner paid, the Term Loan shall mature on the Term Loan Maturity Date.

2.3.4 Term Loan Commitment Fee.

Borrowers shall pay to Lender a fee (the “Term Loan Commitment Fee”) equal to the Term Loan Committed Amount multiplied twenty-five (25) basis points per annum for the period commencing on the Closing Date through and including the earlier of (a) the day preceding the day on which the Term Loan is fully advanced, and (b) the date on which the Term Loan Commitment expires. The accrued and unpaid Term Loan Commitment Fee shall be due and payable monthly, commencing October 1, 2014 and continuing on the first day of the month thereafter.

2.3.5 Optional Prepayments of Term Loan.

Borrower shall have the option, at any time and from time to time, to prepay (each a “Term Loan Optional Prepayment” and collectively the “Term Loan Optional Prepayments”) the Term Loan, in whole or in part, upon five (5) Business Days prior written notice, specifying the date and amount of prepayment. The amount to be so prepaid, together with interest accrued thereon to date of prepayment if the amount is intended as a prepayment of the Term Loan in whole, shall be paid by Borrower to Lender on the date specified for such prepayment. Partial Term Loan Optional Prepayments shall be in an amount not less than the aggregate amount of the next principal installment under the Term Note and shall be applied first to all accrued and unpaid interest on the principal of the Term Note, then to the any principal payment due at maturity and then to principal against the principal installments in the inverse order of their maturity.

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Section 2.4 Applicable Interest Rates.

(a) Each unpaid advance of the Revolving Loan and the Term Loan shall bear interest until maturity (whether by acceleration, declaration, extension or otherwise) at the Applicable Rate.

(b) Notwithstanding the foregoing, following the occurrence and during the continuance of an Event of Default, at the option of Lender, all unpaid advances of the Revolving Loan, the Term Loan and all other Obligations shall bear interest at the Post-Default Rate.

Section 2.5 General Financing Provisions.

2.5.1 Borrowers’ Representatives.

Borrowers hereby represent and warrant to Lender that each of them will derive benefits, directly and indirectly, from each Letter of Credit and from each advance of the Revolving Loan, both in their separate capacity and as a member of the integrated group to which each of Borrowers belong and because the successful operation of the integrated group is dependent upon the continued successful performance of the functions of the integrated group as a whole, because (a) the terms of the consolidated financing provided under this Agreement are more favorable than would otherwise be obtainable by Borrowers individually, and (b) Borrowers’ additional administrative and other costs and reduced flexibility associated with individual financing arrangements which would otherwise be required if obtainable would substantially reduce the value to Borrowers of the financing. Borrowers in the discretion of their respective managements are to agree among themselves as to the allocation of the benefits of Letters of Credit and the proceeds of the Loan, provided, however, that Borrowers shall be deemed to have represented and warranted to Lender at the time of allocation that each benefit and use of proceeds is a Permitted Use.

For administrative convenience, each Borrower hereby irrevocably appoints GP as Borrower’s attorney-in-fact, with power of substitution (with the prior written consent of Lender in the exercise of its sole and absolute discretion), in the name of GP or in the name of Borrower or otherwise to take any and all actions with respect to the this Agreement, the other Financing Documents, the Obligations and/or the Collateral (including, without limitation, the Proceeds thereof) as GP may so elect from time to time, including, without limitation, actions to (i) request advances under the Loan, apply for and direct the benefits of Letters of Credits, and direct Lender to disburse or credit the proceeds of any Loan directly to an account of GP, any one or more of Borrowers or otherwise, which direction shall evidence the making of such Loan and shall constitute the acknowledgment by each of Borrowers of the receipt of the proceeds of such Loan or the benefit of such Letter of Credit, (ii) enter into, execute, deliver, amend, modify, restate, substitute, extend and/or renew this Agreement, any Additional Borrower Joinder Supplement, any other Financing Documents, security agreements, mortgages, deposit account agreements, instruments, certificates, waivers, letter of credit applications, releases, documents and agreements from time to time, and (iii) endorse any check or other item of payment in the name of Borrower or in the name of GP. The foregoing appointment is coupled with an interest, cannot be revoked without the prior written consent of Lender, and may be exercised from time

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to time through GP’s duly authorized officer, officers or other Person or Persons designated by GP to act from time to time on behalf of GP.

Each of Borrowers hereby irrevocably authorizes Lender to make advances of the Revolving Loan to any one or more of Borrowers, and hereby irrevocably authorizes Lender to issue or cause to be issued Letters of Credit for the account of any or all of Borrowers, pursuant to the provisions of this Agreement upon the written, oral or telephone request of any one or more of the Persons who is from time to time a Responsible Officer of a Borrower under the provisions of the most recent certificate of corporate resolutions and/or incumbency of Borrowers on file with Lender and also upon the written, oral or telephone request of any one of the Persons who is from time to time a Responsible Officer of GP under the provisions of the most recent certificate of corporate resolutions and/or incumbency for GP on file with Lender.

Lender assumes no responsibility or liability for any errors, mistakes, and/or discrepancies in the oral, telephonic, written or other transmissions of any instructions, orders, requests and confirmations between Lender and Borrowers in connection with the Credit Facilities, any advance of the Revolving Loan, any Letter of Credit or any other transaction in connection with the provisions of this Agreement. Without implying any limitation on the joint and several nature of the Obligations, Lender agrees that, notwithstanding any other provision of this Agreement, Borrowers may create reasonable inter-company indebtedness between or among Borrowers with respect to the allocation of the benefits and proceeds of the advances and Credit Facilities under this Agreement. Borrowers agree among themselves, and Lender consents to that agreement, that each Borrower shall have rights of contribution from all of the other Borrowers to the extent such Borrower incurs Obligations in excess of the proceeds of the Loans received by, or allocated to purposes for the direct benefit of, such Borrower. All such indebtedness and rights shall be, and are hereby agreed by Borrowers to be, subordinate in priority and payment to the indefeasible repayment in full in cash of the Obligations, and, unless Lender agrees in writing otherwise, shall not be exercised or repaid in whole or in part until all of the Obligations have been indefeasibly paid in full in cash. Borrowers agree that all of such inter-company indebtedness and rights of contribution are part of the Collateral and secure the Obligations. Until this Agreement has been terminated and the Obligations have been paid in full in cash, Each Borrower hereby waives all rights of counterclaim, recoupment and offset between or among themselves arising on account of that indebtedness and otherwise. Each Borrower shall not evidence the inter-company indebtedness or rights of contribution by note or other instrument, and shall not secure such indebtedness or rights of contribution with any Lien or security. Notwithstanding anything contained in this Agreement to the contrary, the amount covered by each Borrower under the Obligations (including, without limitation, Section 2.5.8 (Guaranty)) shall be limited to an aggregate amount (after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Borrower in respect of the Obligations) which, together with other amounts owing by such Borrower to Lender under the Obligations, is equal to the largest amount that would not be subject to avoidance under the Bankruptcy Code or any applicable provisions of any applicable, comparable state or other Laws.

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2.5.2 Use of Proceeds of the Revolving Loan.

The proceeds of each advance under the Revolving Loan shall be used by Borrowers for Permitted Uses, and for no other purposes except as may otherwise be agreed by Lender in writing.

2.5.3 Computation of Interest and Fees.

All applicable Fees and interest shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

2.5.4 Maximum Interest Rate.

In no event shall any interest rate provided for hereunder exceed the maximum rate permissible for corporate borrowers under applicable law for loans of the type provided for hereunder (the “Maximum Rate”). If, in any month, any interest rate, absent such limitation, would have exceeded the Maximum Rate, then the interest rate for that month shall be the Maximum Rate, and, if in future months, that interest rate would otherwise be less than the Maximum Rate, then that interest rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the Obligations, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would, but for this Section, have been paid or accrued if the interest rates otherwise set forth in this Agreement had at all times been in effect, then Borrowers shall, to the extent permitted by applicable law, pay Lender, an amount equal to the excess of (a) the lesser of (i) the amount of interest which would have been charged if the Maximum Rate had, at all times, been in effect or (ii) the amount of interest which would have accrued had the interest rates otherwise set forth in this Agreement, at all times, been in effect over (b) the amount of interest actually paid or accrued under this Agreement. In the event that a court determines that Lender has received interest and other charges hereunder in excess of the Maximum Rate, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations other than interest, in the inverse order of maturity, and if there are no Obligations outstanding, Lender shall refund to Borrowers such excess.

2.5.5 Payments.

All payments of the Obligations, including, without limitation, principal, interest, Prepayments, and Fees, shall be paid by Borrowers without setoff, recoupment or counterclaim to Lender in immediately available funds not later than 2:00 p.m. (Eastern Time) on the due date of such payment. All payments received by Lender after such time shall be deemed to have been received by Lender for purposes of computing interest and Fees and otherwise as of the next Business Day. Payments shall not be considered received by Lender until such payments are paid to Lender in immediately available funds to Lender’s principal office in Baltimore, Maryland or at such other location as Lender may at any time and from time to time notify Borrowers. Alternatively, at its sole discretion, Lender may charge any deposit account of Borrowers at Lender or any Affiliate of Lender with all or any part of any amount due to Lender under this Agreement or any of the other Financing Documents to the extent that Borrowers shall have not otherwise tendered payment to Lender. Without implying any limitation on the foregoing, Borrower authorizes Lender to debit Borrower’s demand deposit account number with

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the last four digits *********1818 or any other account with Lender (routing number 121-000248) designated in writing by Borrower, beginning as of the date hereof for any payments due for periodic Fees. Borrower further certifies that Borrower holds legitimate ownership of this account and preauthorizes this periodic debit as part of its right under said ownership.

2.5.6 Liens; Setoff.

Each Borrower hereby grants to Lender as additional collateral and security for all of the Obligations, a continuing Lien on any and all monies, Investment Property, and other property of Borrower, in each case excluding the Excluded Assets, and any and all proceeds thereof, now or hereafter held or received by or in transit to, Lender, and/or any Affiliate of Lender, from or for the account of, Borrower, and also upon any and all deposit accounts (general or special) and credits of Borrower, if any, with Lender or any Affiliate of Lender, at any time existing, excluding any deposit accounts held by Borrower in its capacity as trustee for Persons who are not Affiliates of Borrower. Without implying any limitation on any other rights Lender may have under the Financing Documents or applicable Laws, during the continuance of an Event of Default, Lender is hereby authorized by each Borrower at any time and from time to time, without notice to, or consent of, Borrower, to set off, appropriate, seize, freeze and apply any or all items hereinabove referred to against all Obligations then outstanding (whether or not then due), all in such order and manner as shall be determined by Lender in its sole and absolute discretion.

2.5.7 Requirements of Law.

In the event that Lender shall have determined in good faith that (a) the adoption of any Capital Adequacy Regulation, or (b) any change in any Capital Adequacy Regulation or in the interpretation or application thereof or (c) compliance by Lender or any corporation controlling Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority, does or shall have the effect of reducing the rate of return on the capital of Lender or any corporation controlling Lender, as a consequence of the obligations of Lender hereunder to a level below that which Lender or any corporation controlling Lender would have achieved but for such adoption, change or compliance (taking into consideration the policies of Lender and the corporation controlling Lender, with respect to capital adequacy) by an amount deemed by Lender, in its discretion, to be material, then from time to time, after submission by Lender to Borrowers of a written request therefor and a statement of the basis for Lender’s determination, Borrowers shall pay to Lender ON DEMAND such additional amount or amounts in order to compensate Lender or its controlling corporation for any such reduction.

2.5.8 Guaranty.

(a) Each Borrower hereby unconditionally and irrevocably, guarantees (except to the extent such guarantee is an Excluded Swap Obligation with respect such Borrower) to Lender:

(i) the due and punctual payment in full (and not merely the collectability) by the other Borrowers of the Obligations, including unpaid and accrued interest thereon, in each case when due and payable, all

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according to the terms of this Agreement, the Notes and the other Financing Documents;

(ii) the due and punctual payment in full (and not merely the collectability) by the other Borrowers of all other sums and charges which may at any time be due and payable in accordance with this Agreement, the Notes or any of the other Financing Documents;

(iii) the due and punctual performance by the other Borrowers of all of the other terms, covenants and conditions contained in the Financing Documents; and

(iv) all the other Obligations of the other Borrowers.

(b) The obligations and liabilities of each Borrower as a guarantor under this Section 2.5.8 shall be absolute and unconditional and joint and several, irrespective of the genuineness, validity, priority, regularity or enforceability of this Agreement, any of the Notes or any of the Financing Documents or any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor. Each Borrower in its capacity as a guarantor expressly agrees that Lender may, in its sole and absolute discretion, without notice to or further assent of such Borrower and without in any way releasing, affecting or in any way impairing the joint and several obligations and liabilities of such Borrower as a guarantor hereunder:

(i) waive compliance with, or any defaults under, or grant any other indulgences under or with respect to any of the Financing Documents;

(ii) modify, amend, change or terminate any provisions of any of the Financing Documents;

(iii) grant extensions or renewals of or with respect to the Credit Facilities, the Notes or any of the other Financing Documents;

(iv) effect any release, subordination, compromise or settlement in connection with this Agreement, any of the Notes or any of the other Financing Documents;

(v) agree to the substitution, exchange, release or other disposition of the Collateral or any part thereof, or any other collateral for the Loan or to the subordination of any lien or security interest therein;

(vi) make advances for the purpose of performing any term, provision or covenant contained in this Agreement, any of the Notes or any of the other Financing Documents with respect to which Borrowers shall then be in default;

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(vii) make future advances pursuant to this Agreement or any of the other Financing Documents;

(viii) assign, pledge, hypothecate or otherwise transfer the Commitments, the Obligations, the Notes, any of the other Financing Documents or any interest therein, all as and to the extent permitted by the provisions of this Agreement;

(ix) deal in all respects with the other Borrowers as if this Section 2.5.8 were not in effect;

(x) effect any release, compromise or settlement with any of the other Borrowers, whether in their capacity as a Borrower or as a guarantor under this Section 2.5.8, or any other guarantor; and

(xi) provide debtor-in-possession financing or allow use of cash collateral in proceedings under the Bankruptcy Code, it being expressly agreed by all Borrowers that any such financing and/or use would be part of the Obligations.

(c) The obligations and liabilities of each Borrower, as guarantor under this Section 2.5.8, shall be primary, direct and immediate, shall not be subject to any counterclaim, recoupment, set off, reduction or defense based upon any claim that a Borrower may have against any one or more of the other Borrowers, Lender, and/or any other guarantor and shall not be conditional or contingent upon pursuit or enforcement by Lender of any remedies it may have against Borrowers with respect to this Agreement, the Notes or any of the other Financing Documents, whether pursuant to the terms thereof or by operation of law. Without limiting the generality of the foregoing, Lender shall not be required to make any demand upon any of Borrowers, or to sell the Collateral or otherwise pursue, enforce or exhaust its remedies against Borrowers or the Collateral either before, concurrently with or after pursuing or enforcing its rights and remedies hereunder. Any one or more successive or concurrent actions or proceedings may be brought against each Borrower under this Section 2.5.8, either in the same action, if any, brought against any one or more of Borrowers or in separate actions or proceedings, as often as Lender may deem expedient or advisable. Without limiting the foregoing, it is specifically understood that any modification, limitation or discharge of any of the liabilities or obligations of any one or more of Borrowers, any other guarantor or any obligor under any of the Financing Documents, arising out of, or by virtue of, any bankruptcy, arrangement, reorganization or similar proceeding for relief of debtors under federal or state law initiated by or against any one or more of Borrowers, in their respective capacities as borrowers and guarantors under this Section 2.5.8, or under any of the Financing Documents shall not modify, limit, lessen, reduce, impair, discharge, or otherwise affect the liability of each Borrower under this Section 2.5.8 in any manner whatsoever, and this Section 2.5.8 shall remain and continue in full force and effect. It is the intent and purpose of this Section 2.5.8 that each Borrower shall and does hereby waive all rights and benefits which might accrue to any other guarantor by reason of any such proceeding, and Borrowers agree that they shall be liable for the full amount of the obligations and liabilities under this Section 2.5.8, regardless of, and irrespective to, any modification, limitation or discharge of the liability of any one or more of

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Borrowers, any other guarantor or any obligor under any of the Financing Documents, that may result from any such proceedings.

(d) Each Borrower, as guarantor under this Section 2.5.8, hereby unconditionally, jointly and severally, irrevocably and expressly waives:

(i) presentment and demand for payment of the Obligations and protest of non-payment;

(ii) notice of acceptance of this Section 2.5.8 and of presentment, demand and protest thereof;

(iii) notice of any default hereunder or under the Notes or any of the other Financing Documents and notice of all indulgences;

(iv) notice of any increase in the amount of any portion of or all of the indebtedness guaranteed by this Section 2.5.8;

(v) demand for observance, performance or enforcement of any of the terms or provisions of this Section 2.5.8, the Notes or any of the other Financing Documents;

(vi) all errors and omissions in connection with Lender’s administration of all indebtedness guaranteed by this Section 2.5.8, except errors and omissions resulting from acts of bad faith;

(vii) any right or claim of right to cause a marshalling of the assets of any one or more of the other Borrowers;

(viii) any act or omission of Lender which changes the scope of the risk as guarantor hereunder; and

(ix) all other notices and demands otherwise required by law which Borrower may lawfully waive.

Within ten (10) days following any request of Lender so to do, each Borrower will furnish Lender and such other persons as Lender may direct with a written certificate, duly acknowledged stating in detail whether or not any credits, offsets or defenses exist with respect to this Section 2.5.8.

(e) Each Borrower that is a Qualified ECP Guarantor (as defined below) hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds and other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Section 2.5.8 and the other Financing Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Agreement or any other Financing Documents, voidable under Debtor Relief Laws and not for any greater

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amount). Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. For purposes of this Section, “Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

2.5.9 ACH Transactions and Swap Contracts.

Borrowers may request and Lender or its Affiliates may, in their sole and absolute discretion, provide ACH Transactions and Swap Contracts. In the event a Borrower requests Lender or its Affiliates to procure ACH Transactions or Swap Contracts, then such Borrower agrees to indemnify and hold Lender or its Affiliates harmless from any and all obligations now or hereafter owing to Lender or its Affiliates in connection with such ACH Transactions or Swap Contracts other than obligations arising as a result of Lender’s or its Affiliates’ gross negligence or willful misconduct. Borrowers agree to pay Lender or its Affiliates all amounts owing to Lender or its Affiliates pursuant to ACH Transactions and Swap Contracts. In the event Borrowers shall not have paid to Lender or its Affiliates such amounts, Lender may cover such amounts by an advance under the Revolving Loan, which advance shall be deemed to have been requested by Borrowers. Borrowers acknowledge and agree that the obtaining of ACH Transactions and Swap Contracts from Lender or its Affiliates (a) is in the sole and absolute discretion of Lender or its Affiliates and (b) is subject to all rules and regulations of Lender or its Affiliates.

2.5.10 Termination of Revolving Credit Facility.

Borrowers shall have the right to terminate or reduce the Revolving Credit Commitment, in whole or in part, upon at least three (3) Business Days prior written notice to Lender, without any premium or penalty; provided, however, that all Outstanding Letter of Credit Obligations shall be secured as provided in Section 2.2.3 (Terms of Letters of Credit) and that the Obligations with respect to the Term Loan shall have been sooner paid in full.

ARTICLE III
THE COLLATERAL

Section 3.1 Debt and Obligations Secured.

All property (other than the Excluded Assets) of a Credit Party and Liens assigned, pledged or otherwise granted under or in connection with this Agreement (including, without limitation, those under Section 3.2 (Grant of Liens)) or any of the Financing Documents shall secure (a) the payment of all of the Obligations, including, without limitation, any and all Outstanding Letter of Credit Obligations, and (b) the performance, compliance with and observance by Borrowers of the provisions of this Agreement and all of the other Financing Documents or otherwise under the Obligations.

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Section 3.2 Grant of Liens.

(a) Each Borrower hereby assigns, pledges and grants to Lender, and agrees that Lender shall have a perfected and continuing security interest in, and Lien on, (i) all of Borrower’s Accounts, Inventory, Chattel Paper, Documents, Instruments, Equipment, Investment Property, and General Intangibles (in which Borrower is permitted under the terms thereof to grant a security interest) and all of Borrower’s deposit accounts with any financial institution with which Borrower maintains deposits, whether now owned or existing or hereafter acquired or arising, (ii) all returned, rejected or repossessed goods, the sale or lease of which shall have given or shall give rise to an Account or Chattel Paper, (iii) all insurance policies relating to the foregoing and the right to receive refunds of unearned insurance premiums under those policies, (iv) all books and records in whatever media (paper, electronic or otherwise) recorded or stored, with respect to the foregoing and all Equipment and General Intangibles necessary or beneficial to retain, access and/or process the information contained in those books and records; and (v) all Proceeds and products of the foregoing; provided, however, notwithstanding the foregoing, no Credit Party assigns, pledges or grants to Lender, or agrees that Lender shall have a perfected and continuing security interest in, and Lien on, any Excluded Assets. Notwithstanding anything to the contrary in this Agreement or any other Financing Documents, the “Collateral” shall not include the Excluded Assets. Each Borrower further agrees that Lender shall have in respect thereof all of the rights and remedies of a secured party under the Uniform Commercial Code as well as those provided in this Agreement, under each of the other Financing Documents to which it is a party and under applicable Laws.

(b) Upon Lender’s request, each Borrower covenants and agrees that Borrower shall provide Lender with all necessary information and will execute and deliver such documents as are required to comply with the Federal Assignment of Claims Act of 1940 (31 U.S.C. §3727 and 41 U.S.C. §15), to perfect Lender’s security interest in the Accounts arising under Government Contracts with a contract value equal to or greater than Two Hundred Fifty Thousand Dollars ($250,000) and such other Government Contracts as Lender may determine in its sole discretion.

Section 3.3 Collateral Disclosure List.

On or prior to the Closing Date, if requested by Lender, each Borrower shall deliver to Lender any updates to the Borrower’s Collateral Disclosure List (as defined in the Original Financing Agreement) which shall contain such information with respect to Borrower’s business and personal property as Lender may require and shall be certified by a Responsible Officer of Borrower, as applicable. Promptly after demand by Lender, Borrower shall furnish to Lender an update of the information contained in the Collateral Disclosure List at any time and from time to time as may be reasonably requested by Lender.

Section 3.4 Personal Property.

Each Borrower acknowledges and agrees that it is the intention of the parties to this Agreement that Lender shall have a first priority, perfected Lien, in form and substance satisfactory to Lender and its counsel, on all of the Collateral, whether now owned or hereafter acquired, subject only to the Permitted Liens, if any. In furtherance of the foregoing:

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(a) Promptly following the Lender’s request from time to time and without implying any limitation on the scope of Section 3.2 (Grant of Liens), other than with respect to any Excluded Assets, each Borrower shall deliver to Lender the originals of all of its letters of credit, Investment Property, Chattel Paper, Documents and Instruments and, if Lender so requires, shall execute and deliver separate pledge, assignment and security agreements in form and content acceptable to Lender, which pledge, assignment and security agreements shall assign, pledge and grant a Lien to Lender on all letters of credit, Investment Property, Chattel Paper, Documents, and Instruments. Notwithstanding the foregoing, Lender agrees that Borrowers may retain possession of Investment Property with an aggregate value of less than One Hundred Thousand Dollars ($100,000) that is received from Account Debtors in payment of Receivables in lieu of cash.

(b) Other than with respect to any Excluded Assets, in the event that any Borrower shall acquire after the Closing Date any letters of credit, Investment Property, Chattel Paper, Documents, or Instruments, Borrower shall promptly so notify Lender and deliver the originals of all of the foregoing to Lender promptly and in any event within ten (10) days of each acquisition.

(c) All letters of credit, Investment Property, Chattel Paper, Documents and Instruments required to be delivered to Lender shall be delivered to Lender endorsed and/or assigned as required by any pledge, assignment and security agreement and/or as Lender may require and, if applicable, shall be accompanied by blank irrevocable and unconditional stock or bond powers and/or notices as Lender may require.

Section 3.5 Record Searches.

As of the Closing Date and thereafter at the time any Financing Document is executed and delivered by Borrowers pursuant to this Section, Lender shall have received, in form and substance satisfactory to Lender, such Lien or record searches with respect to Borrowers and/or any other Person, as appropriate, and the property covered by such Financing Document showing that the Lien of such Financing Document will be a perfected first priority Lien on the property (other than the Excluded Assets) covered by such Financing Document subject only to Permitted Liens or to such other matters as Lender may approve.

Section 3.6 Costs.

Borrowers agree to pay, as part of the Enforcement Costs and to the fullest extent permitted by applicable Laws, on demand all costs, fees and expenses incurred by Lender in connection with the taking, perfection, preservation, protection and/or release of a Lien on the Collateral, including, without limitation:

(a) customary fees and expenses incurred in preparing Financing Documents from time to time (including, without limitation, reasonable attorneys’ fees incurred in connection with preparing the Financing Documents, including, any amendments and supplements thereto);

(b) all filing and/or recording taxes or fees;

(c) all costs of Lien and record searches;

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(d) reasonable attorneys’ fees in connection with all legal opinions required; and

(e) all related costs, fees and expenses.

Section 3.7 Release.

Upon the indefeasible repayment in full in cash of the Obligations and performance of all Obligations under this Agreement and all other Financing Documents, and the termination and/or expiration of the Commitment, all Letters of Credit and all Outstanding Letter of Credit Obligations, or, in the case of Outstanding Letter of Credit Obligations, the cash collateralization thereof pursuant to Section 2.2.3 (Terms of Letters of Credit), upon Borrowers’ request and at Borrowers’ sole cost and expense, Lender shall release and/or terminate any Financing Document.

Section 3.8 Inconsistent Provisions.

In the event that the provisions of any Financing Document directly conflict with any provision of this Agreement, the provisions of this Agreement govern.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties.

Borrowers, for themselves and for each other, represent and warrant to Lender, as follows:

4.1.1 Subsidiaries.

On the date of this Agreement, Borrowers have the Subsidiaries listed on the Collateral Disclosure List and no others. As of the date of this Agreement, each of the Subsidiaries is a Wholly Owned Subsidiary except as shown on the Collateral Disclosure List, which correctly indicates the nature and amount of each Borrower’s ownership interests therein.

4.1.2 Existence.

Each Borrower (a) is a Registered Organization under the laws of the jurisdiction under which it is organized, (b) is in good standing under the laws of the jurisdiction in which it is organized, (c) has the power to own its property and to carry on its business as now being conducted, and (d) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to do so in such jurisdiction would not have a material adverse effect on the ability of Borrowers to perform the Obligations, on the conduct of Borrowers’ operations, on Borrowers’ financial condition, or on the value of, or the ability of Lender to realize upon, the Collateral. Each Borrower is organized under the laws of only one (1) jurisdiction.

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4.1.3 Power and Authority.

Each Borrower has full power and authority to execute and deliver this Agreement and the other Financing Documents to which it is a party, to make the borrowings and request Letters of Credit under this Agreement and to incur and perform the Obligations whether under this Agreement, the other Financing Documents or otherwise, all of which have been duly authorized by all proper and necessary action. No consent or approval of owners or any creditors of any Borrower, and no consent, approval, filing or registration with or notice to any Governmental Authority on the part of any Borrower, is required as a condition to the execution, delivery, validity or enforceability of this Agreement, or any of the other Financing Documents, or the performance by any Borrower of the Obligations.

4.1.4 Binding Agreements.

This Agreement and the other Financing Documents executed and delivered by Borrowers have been properly executed and delivered and constitute the valid and legally binding obligations of Borrowers and are fully enforceable against Borrowers in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties, and general principles of equity regardless of whether applied in a proceeding in equity or at law.

4.1.5 No Conflicts.

Neither the execution, delivery and performance of the terms of this Agreement or of any of the other Financing Documents executed and delivered by Borrowers nor the consummation of the transactions contemplated by this Agreement will conflict with, violate or be prevented by (a) any Borrower’s organizational or governing documents, (b) any existing mortgage, indenture, contract or agreement binding on any Borrower or affecting its property, except for any conflict which could not have a materially adverse effect on any Borrower, or (c) any applicable Laws.

4.1.6 No Defaults, Violations.

(a) No Default or Event of Default has occurred and is continuing.

(b) No Borrower nor any of their Subsidiaries is in default under or with respect to any obligation under any existing mortgage, indenture, contract or agreement binding on it or affecting its property in any respect which could be materially adverse to the business, operations, property or financial condition of any Borrower, or which could materially adversely affect the ability of any Borrower to perform its obligations under this Agreement or the other Financing Documents to which such Borrower is a party.

4.1.7 Compliance with Laws.

No Borrower nor any of their Subsidiaries is in violation of any applicable Laws (including, without limitation, any Laws relating to employment practices, to environmental, occupational and health standards and controls) or order, writ, injunction, decree or demand of any court, arbitrator, or any Governmental Authority affecting it or any of its properties, the violation of which could materially adversely affect the business, operations or properties of any Borrowers and their Subsidiaries taken as a whole.

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4.1.8 Margin Stock.

None of the proceeds of the Revolving Loan or the Term Loan will be used, directly or indirectly, by Borrowers or any Subsidiary for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry, any “margin stock” within the meaning of Regulation U (12 CFR Part 221), of the Board of Governors of the Federal Reserve System or for any other purpose which might make the transactions contemplated in this Agreement , in each case, in violation of Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or the Securities Exchange Act of 1934 or the Small Business Investment Act of 1958, as amended, or any rules or regulations promulgated under any of such statutes.

4.1.9 Investment Company Act; Margin Stock.

No Borrower nor any of their Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, as amended, nor is it, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company within the meaning of said Act. No Borrower nor any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation U (12 CFR Part 221), of the Board of Governors of the Federal Reserve System.

4.1.10 Litigation.

Except as otherwise disclosed on Schedule 4.1.10 attached hereto and made a part hereof, there are no proceedings, actions or, to the knowledge of Borrowers, investigations pending or, so far as any Borrower knows, threatened before or by any court, arbitrator or any Governmental Authority which, in any one case or in the aggregate, if determined adversely to the interests of Borrowers or any Subsidiary, would have a material adverse effect on the business, properties, condition (financial or otherwise) or operations of any Borrower.

4.1.11 Financial Condition.

The consolidated financial statements of Borrowers dated June 30, 2014 are complete and correct and fairly present the financial position of Borrowers and their Subsidiaries and the results of their operations and transactions in their surplus accounts as of the date and for the period referred to and have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved. There are no material liabilities, direct or indirect, fixed or contingent, of Borrowers or their Subsidiaries as of the date of such financial statements that are not reflected therein or in the notes thereto. There has been no adverse change in the financial condition or operations of Borrowers or their Subsidiaries since the date of such financial statements and to Borrowers’ knowledge no such adverse change is pending or threatened. Prior to the date hereof, no Borrower or any Subsidiary has guaranteed the obligations of, or made any investment in or advances to, any Person, except as disclosed in such financial statements or the schedules hereto.

4.1.12 Full Disclosure.

The financial statements referred to in Section 4.1.11 (Financial Condition), the Financing Documents (including, without limitation, this Agreement), and the statements, reports

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or certificates furnished by Borrowers in connection with the Financing Documents (a) do not contain any untrue statement of a material fact and (b) when taken in their entirety, do not omit any material fact necessary to make the statements contained therein not misleading. There is no fact known to Borrowers which Borrowers have not disclosed to Lender in writing prior to the date of this Agreement with respect to the transactions contemplated by the Financing Documents that materially and adversely affects or in the future could, in the reasonable opinion of Borrowers, materially adversely affect the condition, financial or otherwise, results of operations, business, or assets of Borrowers and their Subsidiaries taken as a whole.

4.1.13 Indebtedness for Borrowed Money.

As of the date of this Agreement, except for the Obligations and except as set forth in Schedule 4.1.13 attached hereto and made a part hereof, Borrowers have no Indebtedness for Borrowed Money. Lender has received photocopies of all promissory notes evidencing any Indebtedness for Borrowed Money set forth in Schedule 4.1.13, together with any and all subordination agreements, other agreements, documents, or instruments securing, evidencing, guarantying or otherwise executed and delivered in connection therewith.

4.1.14 Taxes.

Each Borrower and its Subsidiaries has filed all returns, reports and forms for Taxes that, to the knowledge of Borrower, are required to be filed, and has paid all Taxes as shown on such returns or on any assessment received by it, to the extent that such Taxes have become due, unless and to the extent only that such Taxes, assessments and governmental charges are currently contested in good faith and by appropriate proceedings by such Borrower, such Taxes are not the subject of any Liens other than Permitted Liens, and adequate reserves therefor have been established as required under GAAP. All tax liabilities of Borrowers were as of the date of audited financial statements referred to in Section 4.1.11 (Financial Condition), and are now, adequately provided for on the books of Borrowers or their Subsidiaries, as appropriate.

4.1.15 ERISA.

With respect to any Plan, and except to the extent that the failure of any of the following statements to be accurate would not result in a material liability to Borrowers: (a) no “accumulated funding deficiency” as defined in Code §412 or ERISA §302 has occurred, whether or not that accumulated funding deficiency has been waived; (b) no Reportable Event has occurred other than events for which reporting has been waived under applicable PBGC regulations; (c) no termination of any plan subject to Title IV of ERISA has occurred; (d) no Borrower nor any Commonly Controlled Entity has incurred a “complete withdrawal” within the meaning of ERISA §4203 from any Multiemployer Plan; (e) no Borrower nor any Commonly Controlled Entity has incurred a “partial withdrawal” within the meaning of ERISA §4205 with respect to any Multiemployer Plan; (f) no Multiemployer Plan to which a Borrower or any Commonly Controlled Entity has an obligation to contribute is in “reorganization” within the meaning of ERISA §4241 nor has notice been received by Borrower or any Commonly Controlled Entity that such a Multiemployer Plan will be placed in “reorganization”.

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4.1.16 Title to Properties.

Borrowers have good and marketable title to the Collateral and the properties and assets reflected in the balance sheets described in Section 4.1.11 (Financial Condition) to the extent such property and assets have not been disposed of in the ordinary course of business since the date of such balance sheets and excluding any real property.

4.1.17 Patents, Trademarks, Etc.

Each Borrower and their Subsidiaries owns, possesses, or has the right to use all necessary Patents, licenses, Trademarks, Copyrights, permits and franchises to own its properties and to conduct its business as now conducted, without known conflict with the rights of any other Person. Any and all obligations to pay royalties or other charges with respect to such properties and assets are properly reflected on the financial statements described in Section 4.1.11 (Financial Condition).

4.1.18 Employee Relations.

Except as disclosed on Schedule 4.1.18 attached hereto and made a part hereof, (a) no Borrower nor any Subsidiary thereof nor any of such Borrower’s or Subsidiary’s employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of any Borrower or any Subsidiary and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Borrower, and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of Borrowers after due inquiry, threatened between any Borrower and its employees. Hours worked and payments made to the employees of Borrowers have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters. All payments due from Borrowers or for which any claim may be made against Borrowers, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on its books, or shall be paid or accrued as a liability on its books in a future period as required by GAAP. The consummation of the transactions contemplated by the Financing Agreement or any of the other Financing Documents, or by the Transaction Documents, will not give rise to a right of termination or right of re-negotiation on the part of any union under any collective bargaining agreement to which any Borrower is a party or by which it is bound.

4.1.19 Presence of Hazardous Materials or Hazardous Materials Contamination.

To the best of Borrowers’ knowledge, (a) no Hazardous Materials are located on any real property owned, controlled or operated by any Borrower or for which any Borrower is, or is claimed to be, responsible, except for reasonable quantities of necessary supplies for use by any Borrower in the ordinary course of its current line of business and stored, used and disposed in accordance with applicable Laws, except for any non-compliance which individually or in the aggregate could not have a material adverse effect on any Borrower or any of its Subsidiaries taken as a whole; and (b) no property owned, controlled or operated by any Borrower or for which any Borrower has, or is claimed to have, responsibility has ever been used as a manufacturing, storage, or dump site for Hazardous Materials except in compliance with applicable Laws, except for any non-compliance which individually or in the aggregate could not have a material adverse effect on any Borrower or any of its Subsidiaries taken as a whole nor is

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affected by Hazardous Materials Contamination at any other property except for any such Hazardous Materials that individually or in the aggregate could not have a material adverse effect on any Borrower or any of its Subsidiaries taken as a whole.

4.1.20 Perfection and Priority of Collateral.

Lender has, or upon execution and recording of this Agreement and the Security Documents will have, and will continue to have as security for the Obligations, a valid and perfected Lien on and security interest in all Collateral, free of all other Liens, claims and rights of third parties whatsoever except Permitted Liens, including, without limitation, those described on Schedule 4.1.20 attached hereto and made a part hereof.

4.1.21 No Suspension or Debarment.

Except as disclosed on Schedule 4.1.10, no Borrower nor, to the knowledge of any Borrower, any Affiliate nor any of their respective directors, officers or employees has received any notice of, or information concerning, any proposed, contemplated or initiated suspension or debarment, be it temporary or permanent, due to an administrative or a statutory basis, of any Borrower or any Affiliate by any Governmental Authority. Borrowers further warrant and represent that no Borrower nor, to the knowledge of Borrowers, any Affiliate has defaulted under any Government Contract which default would be a basis of terminating such Government Contract.

4.1.22 Collateral Disclosure List.

As of the date of this Agreement, the information contained in the Collateral Disclosure List delivered by each Borrower is complete and correct in all material respects. Such Collateral Disclosure List completely and accurately identifies as of the date of this Agreement (a) the type of entity, the state of organization and the chief executive office of each Borrower, (b) each other place of business of each Borrower, (c) the location of all books and records pertaining to the Collateral, and (d) each location, other than the foregoing, where any of the Collateral is located.

4.1.23 Business Names and Addresses.

In the five (5) years preceding the date hereof, except as disclosed on Schedule 4.1.23 attached hereto and made a part hereof, or as otherwise disclosed to Lender pursuant to Section 6.1.16 (Business Names; Locations), no Borrower has changed its name, identity or corporate structure, conducted business under any name other than its current name, nor has it conducted its business in any jurisdiction other than those disclosed on the Collateral Disclosure List

4.1.24 Intentionally Deleted.

4.1.25 Accounts.

With respect to all Accounts of Borrowers and to the best of Borrowers’ knowledge (a) they are genuine, and in all respects what they purport to be, and are not evidenced by a judgment, an Instrument, or Chattel Paper (unless such judgment has been assigned and such Instrument or Chattel Paper has been endorsed and delivered to Lender); (b) they represent bona fide transactions completed in accordance with the terms and provisions

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contained in the invoices, purchase orders and other contracts relating thereto, and the underlying transaction therefor is in all material respects in accordance with all applicable Laws; (c) the amounts shown on Borrowers’ books and records, with respect thereto are actually and absolutely owing to a Borrower and are not contingent or subject to reduction for any reason other than regular discounts, credits or adjustments allowed by a Borrower in the ordinary course of its business; (d) no payments have been or shall be made thereon except payments turned over to Lender by Borrowers; (e) all Account Debtors thereon have the capacity to contract; and (f) the goods sold, leased or transferred or the services furnished giving rise thereto are not subject to any Liens except Permitted Liens.

Section 4.2 Survival; Updates of Representations and Warranties.

All representations and warranties contained in or made under or in connection with this Agreement and the other Financing Documents shall survive the Closing Date, the making of any advance under the Revolving Loan, the Term Loan and extension of credit made hereunder, and the incurring of any other Obligations and shall be deemed to have been made at the time of each request for, and again at the time of the making of, each advance under the Revolving Loan or the Term Loan or the issuance of each Letter of Credit, except that the representations and warranties which relate to the financial statements which are referred to in Section 4.1.11 (Financial Condition), shall also be deemed to cover financial statements furnished from time to time to Lender pursuant to Section 6.1.1 (Financial Statements).

ARTICLE V
CONDITIONS PRECEDENT

Section 5.1 Conditions to the Initial Advance and Initial Letter of Credit.

Lender’s obligation to extend credit under this Agreement is subject to the fulfilment on or before the Closing Date of the following conditions precedent in a manner satisfactory in form and substance to Lender and its counsel:

5.1.1 Organizational Documents.

Lender shall have received for each Borrower:

(a) a certificate of good standing certified by the Secretary of State, or other appropriate Governmental Authority, of the state of formation of each Borrower;

(b) a certified copy from the appropriate Governmental Authority under which each Borrower is organized, of such Borrower’s organizational documents and all recorded amendments thereto;

(c) a certificate of qualification to do business certified by the Secretary of State or other Governmental Authority of each jurisdiction listed on Schedule 5.1.1(c); and

(d) a certificate dated as of the Closing Date by the Secretary or an Assistant Secretary of each Borrower covering:

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(i) true and complete copies of such Borrower’s organizational and governing documents and all amendments thereto;

(ii) true and complete copies of the resolutions of its Board of Directors authorizing (A) the execution, delivery and performance of the Financing Documents to which it is a party, (B) the borrowings hereunder, and (C) the granting of the Liens contemplated by this Agreement and the Financing Documents to which such Borrower is a party;

(iii) the incumbency, authority and signatures of the officers of such Borrower authorized to sign this Agreement and the other Financing Documents to which Borrower is a party; and

(iv) the identity of such Borrower’s current directors.

5.1.2 Opinion of Borrowers’ Counsel.

Lender shall have received the favorable opinion of counsel for Borrowers addressed to Lender.

5.1.3 Note.

Lender shall have received the Revolving Credit Note and the Term Note, conforming to the requirements hereof and executed by a Responsible Officer of each Borrower and attested by a duly authorized representative of each Borrower.

5.1.4 Financing Documents and Collateral.

Each Borrower shall have executed and delivered the Financing Documents to be executed by it.

5.1.5 Other Documents, Etc.

Lender shall have received such other certificates, opinions, documents and instruments confirmatory of or otherwise relating to the transactions contemplated hereby as may have been reasonably requested by Lender.

5.1.6 Payment of Fees.

Lender shall have received payment of any Fees due on or before the Closing Date.

5.1.7 Collateral Disclosure List.

Each Borrower shall have delivered a Collateral Disclosure List required under the provisions of Section 3.3 (Collateral Disclosure List) duly executed by a Responsible Officer of such Borrower.

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5.1.8 Recordings and Filings.

Each Borrower shall have: (a) authorized, executed and/or delivered all Financing Documents required to be filed, registered or recorded in order to create, in favor of Lender, a perfected Lien in the Collateral (subject only to the Permitted Liens) in form and in sufficient number for filing, registration, and recording in each office in each jurisdiction in which such filings, registrations and recordations are required, and (b) delivered such evidence as Lender deems satisfactory that all necessary filing fees and all recording and other similar fees, and all Taxes and other expenses related to such filings, registrations and recordings will be or have been paid in full.

5.1.9 Insurance Certificate.

Lender shall have received insurance certificates in accordance with the provisions of Section 6.1.8 (Insurance).

Section 5.2 Conditions to the Term Loan.

The making of the Term Loan is subject to the prior fulfillment the conditions set forth in Section 5.1 on or before the Closing Date and to Lender’s receipt of copies of all Transaction Documents and of a request by Responsible Officer for the making of the Term Loan specifying the Transaction Payments for which the Term Loan is requested and containing a direction to pay, together with copies of the resolutions and proceedings of Borrower’s Board of Directors authorizing the Transaction and of the Borrower’s amendment to Schedule TO describing on a preliminary basis, the aggregate amount to be paid to GP’s shareholders in connection with the Transaction.

Section 5.3 Conditions to all Extensions of Credit.

The making of all advances under the Loans and the issuance of all Letters of Credit is subject to the fulfillment of the following conditions precedent in a manner satisfactory in form and substance to Lender and its counsel:

5.3.1 Compliance.

Each Borrower shall have complied and shall then be in compliance with all terms, conditions and provisions of Article II of this Agreement with respect to the advance or Letter of Credit requested.

5.3.2 Default.

There shall exist no Event of Default or Default hereunder.

5.3.3 Representations and Warranties.

The representations and warranties of Borrowers contained among the provisions of this Agreement shall be true and with the same effect as though such representations and warranties had been made at the time of the making of, and of the request for, each advance under the Revolving Loan, the making of the Term Loan or the issuance of each Letter of Credit, except that the representations and warranties which relate to financial statements which are referred to in Section 4.1.11 (Financial Condition), shall also be deemed to cover financial

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statements furnished from time to time to Lender pursuant to Section 6.1.1 (Financial Statements).

5.3.4 Adverse Change.

No adverse change shall have occurred in the condition (financial or otherwise), operations or business of any Borrower that would, in the good faith judgment of Lender, materially impair the ability of Borrowers to pay or perform any of the Obligations.

5.3.5 Legal Matters.

All legal documents incident to each advance under the Loans and each of the Letters of Credit shall be reasonably satisfactory to counsel for Lender.

ARTICLE VI
COVENANTS

Section 6.1 Affirmative Covenants.

So long as any of the Obligations (or the Commitment) shall be outstanding hereunder, Borrowers agree, jointly and severally, with Lender as follows:

6.1.1 Financial Statements.

Borrowers shall furnish to Lender:

(a) Annual Statements and Certificates. Borrowers shall furnish to Lender as soon as available, but in no event more than one hundred twenty (120) days after the close of each fiscal year of Borrowers, (i) a copy of the annual audited financial statement in reasonable detail satisfactory to Lender relating to Borrowers and their Subsidiaries, prepared in accordance with GAAP and audited by KPMG LLP or such other independent certified public accountants satisfactory to Lender, which financial statement shall include a consolidated balance sheet of Borrowers and their Subsidiaries as of the end of such fiscal year and consolidated and consolidating statements of income, cash flows and changes in shareholders’ equity of Borrowers and their Subsidiaries for such fiscal year, (ii) a copy of the annual financial statement in reasonable detail satisfactory to Lender relating to Borrowers and their Subsidiaries, prepared in accordance with GAAP, which financial statement shall include a consolidated and consolidating balance sheet of Borrowers and their Subsidiaries as of the end of such fiscal year, (iii) a Compliance Certificate, in substantially the form attached to this Agreement as EXHIBIT C, as may be amended from time to time, containing a detailed computation of each financial covenant in this Agreement which is applicable for the period reported, and a certification that no change has occurred to the information contained in the Collateral Disclosure List (except as set forth in a schedule attached to the certification), each prepared by a Responsible Officer of Borrowers in a format acceptable to Lender and (iii) a management letter in the form prepared by Borrowers’ independent certified public accountants.

(b) Independent Auditors Report. Borrowers shall furnish to Lender as soon as available, but in no event more than one hundred twenty (120) days after the close of Borrowers’ fiscal years, a letter or opinion of the accountant who audited the annual financial

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statement relating to Borrowers and their Subsidiaries (which may be included in the statements delivered pursuant to subsection (a) immediately above) (i) stating whether anything in such accountant’s examination has revealed the occurrence of a Default or an Event of Default hereunder, and, if so, stating the facts with respect thereto and (ii) acknowledging that Lender will rely on the statement and that Borrowers know of the intended reliance by Lender.

(c) Quarterly Statements and Certificates. Borrowers shall furnish to Lender as soon as available, but in no event more than forty-five (45) days after the close of Borrowers’ fiscal quarters, consolidated and consolidating balance sheets and income statements of Borrowers and their Subsidiaries as of the close of such period, consolidated statements of cash flows and changes in shareholders equity statements for such period, and a Compliance Certificate, in substantially the form attached to this Agreement as EXHIBIT C, containing a detailed computation of each financial covenant in this Agreement which is applicable for the period reported and a certification that no change has occurred to the information contained in the Collateral Disclosure List (except as set forth on a schedule attached to the certification and including any changes as described in Section 6.1.16), each prepared by a Responsible Officer of GP in a format acceptable to Lender, all as prepared and certified by a Responsible Officer of GP and accompanied by a certificate of that officer stating whether, to the best of his or her knowledge, any event has occurred which constitutes a Default or an Event of Default hereunder, and, if so, stating the facts with respect thereto.

(d) Annual Budget and Projections. Borrowers shall furnish to Lender as soon as available, but in no event later than thirty (30) days before the end of each fiscal year a consolidated budget on a quarterly basis for the following fiscal year.

(e) Additional Reports and Information. Borrowers shall furnish to Lender promptly, such additional information, reports or statements as Lender may from time to time reasonably request.

6.1.2 Reports to SEC and to Stockholders.

Borrowers will furnish to Lender, promptly upon the filing or making thereof, at least one (l) copy of all financial statements, reports, notices and proxy statements sent by any Borrower to its stockholders, and of all regular and other reports filed by any Borrower with any securities exchange or with the Securities and Exchange Commission.

6.1.3 Recordkeeping, Rights of Inspection, Field Examination, Etc.

(a) Borrowers shall, and shall cause each of their Subsidiaries to, maintain (i) a standard system of accounting in accordance with GAAP, and (ii) proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its properties, business and activities.

(b) Prior to an Event of Default, Borrowers shall, and shall cause each of their Subsidiaries to, permit authorized representatives of Lender to visit and inspect the properties of Borrowers and their Subsidiaries, one (1)) time per year during normal business hours, to review, audit, check and inspect the Collateral, to review, audit, check and inspect Borrowers’ other books of record and to make abstracts and photocopies thereof, and to discuss

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the affairs, finances and accounts of Borrowers and/or any Subsidiaries, with the officers, directors, employees and other representatives of Borrowers and/or any Subsidiaries and their respective accountants. The annualized cost of such an audit is not anticipated to exceed $15,000 per year.

(c) Subsequent to the occurrence of an Event of Default and during the continuance thereof, Borrowers shall, and shall cause each of their Subsidiaries to, permit authorized representatives of Lender to visit and inspect the properties of Borrowers and their Subsidiaries, to review, audit, check and inspect the Collateral at any time with or without notice, to review, audit, check and inspect Borrowers’ other books of record at any time with or without notice and to make abstracts and photocopies thereof, and to discuss the affairs, finances and accounts of Borrowers and/or any Subsidiaries, with the officers, directors, employees and other representatives of Borrowers and/or any Subsidiaries and their respective accountants, all at such times and as often as Lender may request.

(d) Each Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by Borrower and/or any Subsidiaries at any time prior to the repayment in full of the Obligations to exhibit and deliver to Lender copies of any and all of the financial statements, trial balances, management letters, or other accounting records of any nature of Borrowers and/or any Subsidiaries in the accountant’s or auditor’s possession, and to disclose to Lender any information they may have concerning the financial status and business operations of Borrowers and their Subsidiaries. Further, each Borrower hereby authorizes all Governmental Authorities to furnish to Lender copies of reports or examinations relating to Borrowers and/or any Subsidiaries, whether made by a Borrower or otherwise.

(e) Any and all costs and expenses incurred by, or on behalf of, Lender in connection with the conduct of the foregoing, including, without limitation, travel, lodging, meals, and other expenses for each auditor employed by Lender for inspections of the Collateral and Borrowers’ operations, shall be part of the Enforcement Costs and shall be payable to Lender upon demand. Each Borrower acknowledges and agrees that such expenses may include, but shall not be limited to, any and all out-of-pocket costs and expenses of Lender’s employees and agents in, and when, traveling to Borrowers’ facilities.

6.1.4 Existence.

Except as otherwise permitted under Section 6.2.1 (Capital Structure, etc.), Borrowers shall (a) maintain, and cause each of their Subsidiaries to maintain, its existence in good standing in the jurisdiction in which it is organized and in each other jurisdiction where it is required to register or qualify to do business if the failure to do so in such other jurisdiction might have a material adverse effect on the ability of Borrowers to perform the Obligations, on the conduct of Borrowers’ operations, on Borrowers’ financial condition, or on the value of, or the ability of Lender to realize upon, the Collateral and (b) remain a Registered Organization under the laws of the jurisdiction stated in the Preamble of this Agreement.

6.1.5 Compliance with Laws.

Borrowers shall comply, and cause each of their Subsidiaries to comply, with all applicable Laws and observe the valid requirements of Governmental Authorities, the non-

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compliance with or the non-observance of which might have a material adverse effect on the ability of Borrowers to perform the Obligations, on the conduct of Borrowers’ operations, on Borrowers’ financial condition, or on the value of, or the ability of Lender to realize upon, the Collateral.

6.1.6 Preservation of Properties.

Subject to the terms of any applicable leases and limited to the extent of the tenant’s obligations thereunder, Borrowers will, and will cause each of their Subsidiaries to, at all times (a) maintain, preserve, protect and keep its properties, including, but not limited to the Collateral, whether owned or leased, in good operating condition, working order and repair (ordinary wear and tear excepted), and from time to time will make all repairs, maintenance, replacements, additions and improvements thereto necessary to maintain such properties in good operating condition, working order and repair, and (b) do or cause to be done all things necessary to preserve and to keep in full force and effect its material franchises, leases of real and personal property, trade names, Patents, Trademarks, Copyrights and permits which are necessary for the orderly continuance of its business.

6.1.7 Line of Business.

Borrowers will continue to engage substantially only in the business of providing training, training administration/outsourcing, e-learning, management consulting, engineering/construction, supply of liquefied natural gas and related equipment, and technical products and services.

6.1.8 Insurance.

(a) General Provisions. Borrowers shall, and shall cause each of their Subsidiaries to, maintain insurance satisfactory to Lender as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of Borrowers’ properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for Borrowers’ business. Each policy shall name Lender as loss payee or additional insured, as appropriate

(b) Insurance Covering Collateral. In addition to the insurance requirements stated above, Borrowers shall also maintain all risk property damage insurance policies covering the tangible property comprising the Collateral. The insurance must be issued by an insurance company acceptable to Lender, must include a lender’s loss payable endorsement in favor of Lender in a form acceptable to Lender.

(c) Evidence of Insurance. Upon the request of Lender, Borrower shall deliver to Lender a copy of each insurance policy, or, if permitted by Lender, a certificate of insurance listing all insurance in force.

6.1.9 Taxes.

Except to the extent that the validity or amount thereof is being contested in good faith and by appropriate proceedings, Borrowers will, and will cause each of their Subsidiaries to, pay and discharge all Taxes prior to the date when any interest or penalty would accrue for

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the nonpayment thereof which, if unpaid, could have a material adverse effect on Borrowers’ business or operation.

6.1.10 ERISA.

Borrowers will, and will cause each of its Commonly Controlled Entities to, comply with the funding requirements of ERISA § 302 with respect to Plans for its respective employees. Borrowers will not permit with respect to any Plan (a) any prohibited transaction or transactions under ERISA or the Internal Revenue Code, which results, or may result, in any material liability of Borrowers and/or any Subsidiary and/or Borrowers’ Commonly Controlled Entities, or (b) any Reportable Event if, upon termination of the Plan or Plans with respect to which one or more such Reportable Events shall have occurred, there is or would be any material liability of Borrowers and/or any Subsidiary and/or Borrowers’ Commonly Controlled Entities to the PBGC. Upon Lender’s request, Borrowers will deliver to Lender a copy of the most recent actuarial report, financial statements and annual report completed with respect to any Plan.

6.1.11 Notification of Events of Default and Adverse Developments.

Borrowers shall promptly notify Lender upon obtaining knowledge of the occurrence of:

(a) any Event of Default;

(b) any Default;

(c) any litigation instituted or threatened against Borrowers or any Subsidiaries and of the entry of any judgment or Lien (other than any Permitted Liens) against any of the assets or properties of Borrowers or any Subsidiary where the claims against Borrowers or any Subsidiaries exceed Five Hundred Thousand Dollars ($500,000) and are not covered by insurance;

(d) any event, development or circumstance whereby the financial statements furnished hereunder fail in any material respect to present fairly, in accordance with GAAP, the financial condition and operational results of Borrowers or any Subsidiaries;

(e) any judicial, administrative or arbitral proceeding pending against Borrowers or any of their Subsidiaries and any judicial or administrative proceeding known by Borrowers to be threatened against it or any of its Subsidiaries that, if adversely decided, could materially adversely affect its financial condition or operations (present or prospective);

(f) the receipt by Borrowers or any of their Subsidiaries of any notice, claim or demand from any Governmental Authority which alleges that Borrowers or any Subsidiary is in violation of any of the terms of, or has failed to comply with any applicable Laws regulating its operation and business, including, but not limited to, the Occupational Safety and Health Act and the Environmental Protection Act;

(g) any default under any Government Contract to which any Borrower is a party, any event which if not corrected could give rise to a default under any Government Contract to which any Borrower is a party, or any termination for convenience of

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any Government Contract with a contract value of One Million Dollars ($1,000,000) or greater; and

(h) any other development in the business or affairs of Borrowers and any of their Subsidiaries that may be materially adverse to such Persons taken as a whole;

in each case describing in detail satisfactory to Lender the nature thereof and the action Borrowers propose to take with respect thereto.

6.1.12 Hazardous Materials; Contamination.

Borrowers agree to undertake the following with respect to any matter that could materially adversely affect Borrowers or any Subsidiaries taken as a whole:

(a) give notice to Lender immediately upon any Borrower’s acquiring knowledge of the presence of any Hazardous Materials or any Hazardous Materials Contamination on any property owned, operated or controlled by any Borrower or for which any Borrower is, or is claimed to be, responsible except to the extent such claims arise out of or relate to any gross negligence or willful misconduct of Lender (provided that such notice shall not be required for Hazardous Materials placed or stored on such property in accordance with applicable Laws in the ordinary course (including, without limitation, quantity) of any Borrower’s line of business expressly described in this Agreement), with a full description thereof;

(b) promptly comply with any Laws requiring the removal, treatment or disposal of Hazardous Materials or Hazardous Materials Contamination and provide Lender with satisfactory evidence of such compliance;

(c) provide Lender, within thirty (30) days after a demand by Lender, with a bond, letter of credit or similar financial assurance evidencing to Lender’s satisfaction that the necessary funds are available to pay the cost of removing, treating, and disposing of such Hazardous Materials or Hazardous Materials Contamination and discharging any Lien which may be established as a result thereof on any property owned, operated or controlled by any Borrower or for which any Borrower is, or is claimed to be, responsible; and

(d) as part of the Obligations, defend, indemnify and hold harmless the Indemnified Parties from any and all claims which may now or in the future (whether before or after the termination of this Agreement) be asserted against the Indemnified Parties as a result of the presence of any Hazardous Materials or any Hazardous Materials Contamination on any property owned, operated or controlled by any Borrower or for which any Borrower is, or is claimed to be, responsible except to the extent such claims arise out of or relate to any gross negligence or willful misconduct of Lender. Each Borrower acknowledges and agrees that this indemnification shall survive the termination of this Agreement and the Commitment and the payment and performance of all of the other Obligations.

6.1.13 Financial Covenants.

(a) Financial Covenant Definitions. As used in this Agreement, the term:

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“Adjusted EBITDA” means, as to GP on a consolidated basis for any period of determination, GP’s EBITDA, minus dividends paid, plus, to the extent deducted in the determination of net income, non-cash compensation.

“Cash Flow” means, as to GP on a consolidated basis for any period of determination, GP’s EBITDA, plus non-cash compensation, plus rent under leases for real property, minus taxes paid, minus unfinanced Capital Expenditures (Capital Expenditures financed solely with cash or the proceeds of the Revolving Loan will be deemed to be unfinanced for the purposes of this Agreement).

“EBITDA” means, as to GP on a consolidated basis for any period of determination, GP’s net income plus, to the extent deducted in the determination of net income, interest, taxes, depreciation and amortization.

“Fixed Charges” means, as to GP on a consolidated basis for any period of determination, the scheduled or required payments (including, without limitation, principal and interest) on all Funded Debt and the scheduled or required payments of rent under leases for real property.

“Funded Debt” means, as to GP on a consolidated basis, without duplication, all indebtedness, liabilities and obligations, contingent or otherwise, of such Person (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) upon which interest charges are customarily paid, except for corporate credit cards, (iv) with respect to Lease Obligations under Capital Leases, and (v) as an account party in respect of commercial letters of credit and bankers’ acceptances, but specifically excluding reimbursement obligations under standby letters of credit to the extent the same would be duplicative of any indebtedness, liabilities and obligations described in the preceding clauses of this definition.

“Maximum Leverage Ratio” means the ratio of Funded Debt to Adjusted EBITDA.

(b) Minimum Fixed Charge Coverage Ratio. Borrowers shall maintain at all times a ratio of Cash Flow to Fixed Charges of (i) through and including September 30, 2015, not less than 2.00 to 1.0 and (ii) thereafter, not less than 1.50 to 1.0, which ratio shall be tested as of the last day of each fiscal quarter for the four-quarter period ending on the test date.

(c) Maximum Leverage Ratio. Borrowers shall maintain at all times, a Maximum Leverage Ratio of (i) through and including September 30, 2015, not greater than 2.25 to 1.0 and (ii) thereafter, not greater than 2.00 to 1.0, which ratio shall be tested as of the last day of each fiscal quarter for the four-quarter period ending on the test date.

6.1.14 Equipment.

Borrowers shall (a) maintain all Equipment as personalty, (b) not affix any Equipment to any real estate in such manner as to become a fixture or part of such real estate unless the nature of specific Equipment necessitates such attachment (in which case Borrowers shall attempt to negotiate with any applicable landlord that such Equipment remains the property of the applicable Borrower and may be removed by such Borrower), and (c) shall hold no Equipment on a sale on approval basis.

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6.1.15 Defense of Title and Further Assurances.

Subject to the terms of any applicable leases, at its expense, Borrowers will defend the title to the Collateral (and any part thereof), and will immediately execute, acknowledge and deliver any renewal, affidavit, deed, assignment, security agreement, certificate or other document which Lender may require in order to perfect, preserve, maintain, continue, protect and/or extend the Lien granted to Lender under this Agreement or under any of the other Financing Documents and the first priority of that Lien, subject only to the Permitted Liens. Each Borrower hereby authorizes the filing of any financing statement or continuation statement required under the Uniform Commercial Code. Borrowers will from time to time do whatever Lender may reasonably require by way of obtaining, executing, delivering, and/or filing landlord waivers, notices of assignment and other notices and amendments and renewals thereof and Borrowers will take any and all steps and observe such formalities as Lender may require, in order to create and maintain a valid Lien upon, pledge of, or paramount security interest in, the Collateral, subject to the Permitted Liens. Borrowers shall pay to Lender on demand all taxes, costs and expenses incurred by Lender in connection with the preparation, execution, recording and filing of any such document or instrument. To the extent that the proceeds of any of the Accounts or Receivables of Borrowers are expected to become subject to the control of, or in the possession of, a party other than Borrowers or Lender, Borrowers shall cause all such parties to execute and deliver on the Closing Date security documents or other documents as requested by Lender and as may be necessary to evidence and/or perfect the security interest of Lender in those proceeds. Each Borrower hereby irrevocably appoints Lender as Borrower’s attorney-in-fact, with power of substitution, in the name of Lender or in the name of Borrower or otherwise, for the use and benefit of Lender, but at the cost and expense of Borrower and without notice to Borrower, to execute and deliver any and all of the instruments and other documents and take any action which Lender may require pursuant the foregoing provisions of this Section 6.1.15.

6.1.16 Business Names; Locations.

GP will notify Lender not less than fifteen (15) days prior to (a) any change in the name under which GP conducts its business, (b) any change of the location of the chief executive office of GP, and (c) any change in the location of the places where the books and records of GP, or any part thereof, are kept. Any change in name, location of chief executive office, location of books and records and the opening of any new place of business or the closing of any existing place of business for any of the Borrowers other than GP shall be included in the Quarterly Compliance Certificate required pursuant to Section 6.1.1(c).

6.1.17 Protection of Collateral.

Subject to the terms of any applicable leases, each Borrower agrees that Lender may at any time following the occurrence and during the continuance of an Event of Default take such steps as Lender deems reasonably necessary to protect the interest of Lender in, and to preserve the Collateral, including, the hiring of such security guards or the placing of other security protection measures as Lender deems appropriate, may employ and maintain at any of Borrower’s premises a custodian who shall have full authority to do all acts necessary to protect the interests of Lender in the Collateral and may lease warehouse facilities to which Lender may move all or any part of the Collateral to the extent commercially reasonable. Each Borrower agrees to cooperate fully with Lender’s efforts to preserve the Collateral and, subject to the terms

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of any applicable leases, will take such actions to preserve the Collateral as Lender may reasonably direct. All of Lender’s expenses of preserving the Collateral, including any reasonable expenses relating to the compensation and bonding of a custodian, shall be part of the Enforcement Costs.

6.1.18 Depository Relationship.

Borrowers shall maintain their primary depository and cash management relationship with Lender at all times during the term of the Revolving Loan and the Term Loan.

Section 6.2 Negative Covenants.

So long as any of the Obligations or the Commitment shall be outstanding hereunder, each Borrower agrees with Lender as follows:

6.2.1 Fundamental Changes.

No Borrower will enter into any merger or consolidation or amalgamation, windup or dissolve itself (or suffer any liquidation or dissolution) or sell, lease or otherwise dispose of all or substantially all of its assets (whether now owned or hereafter acquired) except that, so long as no Default exists or would result therefrom:

(a) Borrowers may engage in Permitted Acquisitions;

(b) Any Borrower may merge into or consolidate with any other Borrower;

(c) Any Subsidiary may merge into or consolidate with any Borrower, so long as (i) the Borrower is the surviving entity and (ii) such merger or consolidation does not render the surviving entity insolvent.

6.2.2 Acquisitions.

Except for Permitted Acquisitions, no Borrower will acquire all or substantially all the assets of any Person.

6.2.3 Subsidiaries.

No Borrower will create or acquire any Subsidiaries other than the Subsidiaries identified on the Collateral Disclosure List, unless (a) such Subsidiaries, if such Subsidiaries are Domestic Subsidiaries, execute an Additional Borrower Joinder Supplement or (b) such Borrower pledges all of its right, title and interest in the issued and outstanding stock owned in the Subsidiaries that are Domestic Subsidiaries (except with respect to such Domestic Subsidiaries that are directly or indirectly owned by a Foreign Subsidiary) and sixty-six percent (66%) of all of the issued and outstanding stock owned in the Subsidiaries that are Foreign Subsidiaries directly owned by a Borrower, as required by Lender in its sole discretion.

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6.2.4 Indebtedness.

No Borrower will, and no Borrower will permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness for Borrowed Money, or permit any Subsidiary to do so, except:

(a) the Obligations;

(b) accounts payable arising in the ordinary course;

(c) Indebtedness secured by Permitted Liens;

(d) Subordinated Indebtedness;

(e) Indebtedness incurred in connection with Permitted Acquisitions;

(f) Indebtedness of Subsidiaries permitted under Section 6.2.5 (Investments, Loans, etc.);

(g) Indebtedness of Borrower existing on the date hereof and reflected on Schedule 6.2.4 attached hereto and made a part hereof; and

(h) Guarantees by any Borrower of any obligations of any Subsidiary under any real property leases and any obligations (including the payment of deferred purchase price or any earnout) in connection with any Permitted Acquisition.

6.2.5 Investments, Loans and Other Transactions.

Except as otherwise provided in this Agreement, no Borrower will, and no Borrower will permit any of its Subsidiaries to, make any Investments, except:

(a) any advance to an officer or employee of Borrower or any Subsidiary for travel or other business expenses in the ordinary course of business, provided that the aggregate amount of all such advances by Borrowers and their Subsidiaries (taken as a whole) outstanding at any time shall not exceed Two Hundred Thousand Dollars ($200,000);

(b) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(c) Investments held by a Borrower or Subsidiary in the form of Cash Equivalents or short-term marketable debt securities, which are pledged to Lender as collateral and security for the Obligations;

(d) trade credit extended to customers in the ordinary course of business;

(e) Investments of Borrower in any Wholly-Owned Subsidiary and Investments of any Wholly-Owned Subsidiary in Borrower or in another Wholly-Owned Subsidiary;

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(f) Loans made to Subsidiaries from and after the Closing Date (i) for Permitted Acquisitions and (ii) for other purposes in an amount not to exceed $2,000,000 in the aggregate at any time outstanding; and

(g) Investments existing on the date hereof and reflected on Schedule 6.2.5 attached hereto and made a part hereof.

6.2.6 Subordinated Indebtedness.

No Borrower will, and no Borrower will permit any Subsidiary to make:

(a) any payment of principal of, or interest on, any of the Subordinated Indebtedness, if a Default or an Event of Default then exists hereunder or would result from such payment;

(b) any payment of the principal or interest due on the Subordinated Indebtedness as a result of acceleration thereunder or a mandatory prepayment thereunder;

(c) any amendment or modification of or supplement to the documents evidencing or securing the Subordinated Indebtedness; or

(d) payment of principal or interest on the Subordinated Indebtedness other than when due (without giving effect to any acceleration of maturity or mandatory prepayment).

6.2.7 Liens.

Each Borrower agrees that it will not create, incur, assume or suffer to exist any Lien upon any of its properties or assets, whether now owned or hereafter acquired, or permit any Subsidiary so to do other than the following:

(a) Liens securing the Obligations; and

(b) Permitted Liens; and

(c) Liens securing Indebtedness permitted under Section 6.2.4(e) (Indebtedness); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition.

6.2.8 Intentionally Deleted.

6.2.9 Other Businesses.

No Borrower and no Subsidiary of a Borrower will engage in any material line of business substantially different from those lines of business conducted by Borrowers and their Subsidiaries on the date hereof, or which are similar or complementary of such lines of business.

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6.2.10 ERISA Compliance.

Except to the extent that the occurrence of any of the following could not result in a material liability to Borrowers, no Borrower nor any Commonly Controlled Entity shall: (a) engage in or permit any “prohibited transaction” (as defined in ERISA); (b) cause any “accumulated funding deficiency” as defined in ERISA and/or the Internal Revenue Code; (c) terminate any Plan in a manner which could result in the imposition of a lien on the property of Borrower pursuant to ERISA; (d) terminate or consent to the termination of any Multiemployer Plan; or (e) incur a complete or partial withdrawal with respect to any Multiemployer Plan.

6.2.11 Prohibition on Hazardous Materials.

Borrowers shall not place, manufacture or store or permit to be placed, manufactured or stored any Hazardous Materials on any property owned, operated or controlled by any Borrower or for which any Borrower is responsible other than Hazardous Materials placed or stored on such property in accordance with applicable Laws in the ordinary course of Borrowers’ business except for any non-compliance which would not result in a material adverse effect on Borrowers.

6.2.12 Method of Accounting; Fiscal Year.

Borrowers will not:

(a) change the method of accounting employed in the preparation of any financial statements furnished to Lender under the provisions of Section 6.1.1 (Financial Statements), unless required to conform to GAAP and on the condition that Borrowers’ accountants shall furnish such information as Lender may request to reconcile the changes with Borrowers’ prior financial statements.

(b) change their fiscal year from a year ending on December 31.

6.2.13 Disposition of Collateral.

No Borrower will sell, discount, allow credits or allowances, transfer, assign, extend the time for payment on, convey, lease, assign, transfer or otherwise dispose of the Collateral, except, prior to an Event of Default, dispositions expressly permitted elsewhere in this Agreement, the sale of Inventory, leasing of Equipment and licensing of intellectual property in the ordinary course of business, and the sale of unnecessary or obsolete Equipment, but only if the proceeds of the sale of such Equipment are (a) used to purchase similar Equipment to replace the unnecessary or obsolete Equipment or (b) immediately turned over to Lender for application to the Obligations in accordance with the provisions of this Agreement. Upon any conveyance, assignment, transfer, sale or disposition of any property permitted pursuant to this Section 6.2.13, any and all Liens granted to Lender on such property shall be automatically released without any further action by any party. Without limiting the foregoing, at the request and sole expense of any Borrower, Lender shall promptly execute and deliver to such Borrower all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such property, as applicable.

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ARTICLE VII
DEFAULT AND RIGHTS AND REMEDIES

Section 7.1 Events of Default.

The occurrence of any one or more of the following events shall constitute an “Event of Default” under the provisions of this Agreement:

7.1.1 Failure to Pay.

The failure of Borrowers to pay any of the Obligations as and when due and payable in accordance with the provisions of this Agreement, the Notes and/or any of the other Financing Documents.

7.1.2 Breach of Representations and Warranties.

Any representation or warranty made in this Agreement or in any report, statement, schedule, certificate, opinion (including any opinion of counsel for Borrowers), financial statement or other document furnished in connection with this Agreement, any of the other Financing Documents, or the Obligations, shall prove to have been false or misleading when made (or, if applicable, when reaffirmed) in any material respect.

7.1.3 Failure to Comply with Specific Covenants.

The failure of Borrowers to perform, observe or comply with any covenant, condition or agreement contained in Section 6.1.4 (Existence) or Section 6.1.8 (Insurance), which failure continues uncured for a period of thirty (30) days after Notice from Lender to Borrowers.

7.1.4 Failure to Comply with Covenants.

The failure of Borrowers to perform, observe or comply with any covenant, condition or agreement contained in this Agreement not otherwise referred to in this Section 7.1.

7.1.5 Default Under Other Financing Documents or Obligations.

A default shall occur under any of the other Financing Documents or under any other Obligations, and such default is not cured within any applicable grace period provided therein.

7.1.6 Receiver; Bankruptcy.

Any Borrower or any Subsidiary shall (a) apply for or consent to the appointment of a receiver, trustee or liquidator of itself or any of its property, (b) admit in writing its inability to pay its debts as they mature, (c) make a general assignment for the benefit of creditors, (d) be adjudicated a bankrupt or insolvent, (e) file a voluntary petition in bankruptcy or a petition or an answer seeking or consenting to reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or take corporate action for the purposes of effecting any of the foregoing, or (f) by any act indicate its consent to, approval of or

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acquiescence in any such proceeding or the appointment of any receiver of or trustee for any of its property, or suffer any such receivership, trusteeship or proceeding to continue undischarged for a period of sixty (60) days, or (g) by any act indicate its consent to, approval of or acquiescence in any order, judgment or decree by any court of competent jurisdiction or any Governmental Authority enjoining or otherwise prohibiting the operation of a material portion of Borrower’s or any Subsidiary’s business or the use or disposition of a material portion of Borrower’s or any Subsidiary’s assets.

7.1.7 Involuntary Bankruptcy, etc.

An order for relief shall be entered in any involuntary case brought against any Borrower or any Subsidiary under the Bankruptcy Code, or (b) any such case shall be commenced against any Borrower or any Subsidiary and shall not be dismissed within sixty (60) days after the filing of the petition, or (c) an order, judgment or decree under any other Law is entered by any court of competent jurisdiction or by any other Governmental Authority on the application of a Governmental Authority or of a Person other than Borrowers or any Subsidiary (i) adjudicating any Borrower, or any Subsidiary bankrupt or insolvent, or (ii) appointing a receiver, trustee or liquidator of Borrower or of any Subsidiary, or of a material portion of Borrower’s or any Subsidiary’s assets, or (iii) enjoining, prohibiting or otherwise limiting the operation of a material portion of any Borrower’s or any Subsidiary’s business or the use or disposition of a material portion of any Borrower’s or any Subsidiary’s assets, and such order, judgment or decree continues unstayed and in effect for a period of thirty (30) days from the date entered.

7.1.8 Judgment.

Unless adequately insured in the opinion of Lender, the entry of a final judgment for the payment of money involving more than $1,000,000 against any Borrower or any Subsidiary, and the failure by such Borrower or such Subsidiary to discharge the same, or cause it to be discharged, within thirty (30) days from the date of the order, decree or process under which or pursuant to which such judgment was entered, or to secure a stay of execution pending appeal of such judgment.

7.1.9 Execution; Attachment.

Any execution or attachment shall be levied against the Collateral, or any part thereof, and such execution or attachment shall not be set aside, discharged or stayed within thirty (30) days after the same shall have been levied.

7.1.10 Default Under Other Borrowings.

Default shall be made by any Borrower with respect to any Indebtedness for Borrowed Money (other than the Loans) with an outstanding principal amount of greater than $500,000 if the default is a failure to pay at maturity or if the effect of such default is to accelerate the maturity of such Indebtedness for Borrowed Money or to permit the holder or obligee thereof or other party thereto to cause such Indebtedness for Borrowed Money to become due prior to its stated maturity.

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7.1.11 Challenge to Agreements.

Any Borrower shall challenge the validity and binding effect of any provision of any of the Financing Documents or shall state its intention to make such a challenge of any of the Financing Documents or any of the Financing Documents shall for any reason (except to the extent permitted by its express terms) cease to be effective or to create a valid and perfected first priority Lien (except for Permitted Liens) on, or security interest in, any of the Collateral purported to be covered thereby.

7.1.12 Material Adverse Change.

Lender in its sole discretion determines in good faith that a material adverse change has occurred in the financial condition of Borrowers or the value of the Collateral taken as a whole.

7.1.13 Contract Default, Debarment or Suspension.

Default shall be made by any Borrower under any Government Contract with, or any Government Contract is terminated for default by, the United States or any individual department, agency or instrumentality of the United States with which any Borrower has contracts in the aggregate at that point in time with a value in excess of $10,000,000, or if any Borrower is debarred or suspended, whether temporarily or permanently, by the United States or any department, agency or instrumentality of the United States.

7.1.14 Liquidation, Termination, Dissolution, etc.

Any Borrower shall liquidate, dissolve or terminate its existence or shall suspend or terminate a substantial portion of its business operations or any Change of Control without the prior written consent of Lender.

Section 7.2 Remedies.

Upon the occurrence and during the continuance of any Event of Default, Lender may, in the exercise of its sole and absolute discretion from time to time, exercise any one or more of the following rights, powers or remedies:

7.2.1 Acceleration.

Lender may declare any or all of the Obligations to be immediately due and payable, notwithstanding anything contained in this Agreement or in any of the other Financing Documents to the contrary, without presentment, demand, protest, notice of protest or of dishonor, or other notice of any kind, all of which Borrowers hereby waive.

7.2.2 Further Advances.

Lender may from time to time without notice to Borrowers suspend, terminate or limit any further advances, loans or other extensions of credit under the Commitments, under this Agreement and/or under any of the other Financing Documents. Further, upon the occurrence of an Event of Default or Default specified in Section 7.1.6 (Receiver; Bankruptcy) or Section 7.1.7 (Involuntary Bankruptcy, etc.), the Revolving Credit Commitment, the Term Loan Commitment and any agreement in any of the Financing Documents to provide additional credit and/or to

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issue Letters of Credit shall immediately and automatically terminate and the unpaid principal amount of the Notes (with accrued interest thereon) and all other Obligations then outstanding, shall immediately become due and payable without further action of any kind and without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrowers.

7.2.3 Uniform Commercial Code.

Lender shall have all of the rights and remedies of a secured party under the applicable Uniform Commercial Code and other applicable Laws. Upon demand by Lender, Borrowers shall assemble the Collateral and make it available to Lender, at a place designated by Lender. Subject to the terms of any applicable leases, Lender or its agents may without notice from time to time enter upon any Borrower’s premises to take possession of the Collateral, to remove it, to render it unusable, to process it or otherwise prepare it for sale, or to sell or otherwise dispose of it.

Any written notice of the sale, disposition or other intended action by Lender with respect to the Collateral which is sent by regular mail, postage prepaid, to Borrowers at the address set forth in Section 8.1 (Notices), or such other address of Borrowers which may from time to time be shown on Lender’s records, at least ten (10) days prior to such sale, disposition or other action, shall constitute commercially reasonable notice to Borrowers. Lender may alternatively or additionally give such notice in any other commercially reasonable manner. Nothing in this Agreement shall require Lender to give any notice not required by applicable Laws.

If any consent, approval, or authorization of any state, municipal or other Governmental Authority or of any other Person or of any Person having any interest therein, should be necessary to effectuate any sale or other disposition of the Collateral, each Borrower agrees to execute all such applications and other instruments, and to take all other action, as may be required in connection with securing any such consent, approval or authorization.

Borrowers recognize that Lender may be unable to effect a public sale of all or a part of the Collateral consisting of Investment Property by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and other applicable Federal and state Laws. Lender may, therefore, in its discretion, take such steps as it may deem appropriate to comply with such Laws and may, for example, at any sale of the Collateral consisting of securities restrict the prospective bidders or purchasers as to their number, nature of business and investment intention, including, without limitation, a requirement that the Persons making such purchases represent and agree to the satisfaction of Lender that they are purchasing such securities for their account, for investment, and not with a view to the distribution or resale of any thereof. Borrowers covenant and agree to do or cause to be done promptly all such acts and things as Lender may request from time to time and as may be necessary to offer and/or sell the securities or any part thereof in a manner which is valid and binding and in conformance with all applicable Laws. Upon any such sale or disposition, Lender shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral consisting of securities so sold.

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7.2.4 Specific Rights With Regard to Collateral.

In addition to all other rights and remedies provided hereunder or as shall exist at law or in equity from time to time, Lender may (but shall be under no obligation to), without notice to any Borrower, and each Borrower hereby irrevocably appoints Lender as its attorney-in-fact, with power of substitution, in the name of Lender and/or in the name of Borrower for the use and benefit of Lender, but at the cost and expense of Borrowers and without notice to Borrowers:

(a) request any Account Debtor obligated on any of the Accounts to make payments thereon directly to Lender, with Lender taking control of the Proceeds thereof;

(b) compromise, extend or renew any of the Collateral or deal with the same as it may deem advisable;

(c) make exchanges, substitutions or surrenders of all or any part of the Collateral;

(d) copy, transcribe, or remove from any place of business of any Borrower or any Subsidiary all books, records, ledger sheets, correspondence, invoices and documents, relating to or evidencing any of the Collateral or without cost or expense to Lender, subject to the terms of any applicable leases, make such use of any Borrower’s or any Subsidiary’s place(s) of business as may be reasonably necessary to administer, control and collect the Collateral;

(e) repair, alter or supply goods if necessary to fulfill in whole or in part the purchase order of any Account Debtor;

(f) demand, collect, receipt for and give renewals, extensions, discharges and releases of any of the Collateral;

(g) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral;

(h) settle, renew, extend, compromise, compound, exchange or adjust claims in respect of any of the Collateral or any legal proceedings brought in respect thereof;

(i) endorse or sign the name of any Borrower upon any Items of Payment, certificates of title, Instruments, Investment Property, stock powers, documents, documents of title, financing statements, assignments, notices, or other writing relating to or part of the Collateral and on any proof of claim in bankruptcy against an Account Debtor;

(j) clear Inventory through customs in Lender’s or, as applicable, any Borrower’s name and to sign and deliver to customs officials powers of attorney in any Borrower’s name for such purpose;

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(k) notify the Post Office authorities to change the address for the delivery of mail to any Borrower to such address or Post Office Box as Lender may designate and receive and open all mail addressed to such Borrower; and

(l) take any other action necessary or beneficial to realize upon or dispose of the Collateral or to carry out the terms of this Agreement.

7.2.5 Application of Proceeds.

Any proceeds of sale or other disposition of the Collateral will be applied by Lender to the payment first of any and all Enforcement Costs, and any balance of such proceeds will be applied to the Obligations in such order and manner as Lender shall determine. If the sale or other disposition of the Collateral fails to fully satisfy the Obligations, Borrowers shall remain liable to Lender for any deficiency.

7.2.6 Performance by Lender.

Lender without notice to or demand upon Borrowers and without waiving or releasing any of the Obligations or any Default or Event of Default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Borrowers, and may enter upon the premises of Borrowers for that purpose and take all such action thereon as Lender may consider necessary or appropriate for such purpose, subject to the terms of any applicable leases, and each Borrower hereby irrevocably appoints Lender as its attorney-in-fact to do so, with power of substitution, in the name of Lender, in the name of Borrowers or otherwise, for the use and benefit of Lender, but at the cost and expense of Borrowers and without notice to Borrowers. All sums so paid or advanced by Lender together with interest thereon from the date of payment, advance or incurring until paid in full at the Post-Default Rate and all costs and expenses, shall be deemed part of the Enforcement Costs, shall be paid by Borrowers to Lender on demand, and shall constitute and become a part of the Obligations.

7.2.7 Other Remedies.

Lender may from time to time proceed to protect or enforce its rights by an action or actions at law or in equity or by any other appropriate proceeding, whether for the specific performance of any of the covenants contained in this Agreement or in any of the other Financing Documents, or for an injunction against the violation of any of the terms of this Agreement or any of the other Financing Documents, or in aid of the exercise or execution of any right, remedy or power granted in this Agreement, the Financing Documents, and/or applicable Laws. Lender is authorized to offset and apply to all or any part of the Obligations all moneys, credits and other property of any nature whatsoever of Borrowers now or at any time hereafter in the possession of, in transit to or from, under the control or custody of, or on deposit with, Lender or any Affiliate of Lender.

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ARTICLE VIII
MISCELLANEOUS

Section 8.1 Notices.

All notices, requests and demands to or upon the parties to this Agreement shall be in writing and shall be deemed to have been given or made when delivered by hand on a Business Day, or five (5) days after the date when deposited in the mail, postage prepaid by registered or certified mail, return receipt requested, or when sent by overnight courier, on the Business Day next following the day on which the notice is delivered to such overnight courier, addressed as follows:

Borrowers:	GP Strategies Corporation
11000 Broken Land Parkway
Suite 200
Columbia, MD 21044
Attention: Sharon Esposito-Mayer

with a copy to:	GP Strategies Corporation
11000 Broken Land Parkway
Suite 200
Columbia, MD 21044
Attention: Kenneth L. Crawford

Lender:	Wells Fargo Bank, National Association
MAC R1230-037
7 Saint Paul Street, 3rd Floor
Baltimore, Maryland 21202
Attention: Elizabeth M. Phelan

with a copy to:	Frederick W. Runge, Jr., Esquire
Miles & Stockbridge P.C.
100 Light Street
Baltimore, Maryland 21202

By written notice, each party to this Agreement may change the address to which notice is given to that party, provided that such changed notice shall include a street address to which notices may be delivered by overnight courier in the ordinary course on any Business Day.

Section 8.2 Amendments; Waivers.

This Agreement and the other Financing Documents may not be amended, modified, or changed in any respect except by an agreement in writing signed by Lender and Borrowers. No waiver of any provision of this Agreement or of any of the other Financing Documents or consent to any departure by Borrowers therefrom, shall in any event be effective unless the same shall be in writing signed by Lender. No course of dealing between Borrowers and Lender and no act or failure to act from time to time on the part of Lender shall constitute a waiver, amendment or modification of any provision of this Agreement or any of the other Financing

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Documents or any right or remedy under this Agreement, under any of the other Financing Documents or under applicable Laws.

Without implying any limitation on the foregoing:

(a) Any waiver or consent shall be effective only in the specific instance, for the terms and purpose for which given, subject to such conditions as Lender may specify in any such instrument.

(b) No waiver of any Default or Event of Default shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereto.

(c) No notice to or demand on Borrowers in any case shall entitle Borrowers to any other or further notice or demand in the same, similar or other circumstance.

(d) No failure or delay by Lender to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement or of any of the other Financing Documents, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver, amendment or modification of any such term, condition, covenant or agreement or of any such breach or preclude Lender from exercising any such right, power or remedy at any time or times.

(e) By accepting payment after the due date of any amount payable under this Agreement or under any of the other Financing Documents, Lender shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under this Agreement or under any of the other Financing Documents, or to declare a default for failure to effect such prompt payment of any such other amount.

Section 8.3 Cumulative Remedies.

The rights, powers and remedies provided in this Agreement and in the other Financing Documents are cumulative, may be exercised concurrently or separately, may be exercised from time to time and in such order as Lender shall determine, subject to the provisions of this Agreement, and are in addition to, and not exclusive of, rights, powers and remedies provided by existing or future applicable Laws. In order to entitle Lender to exercise any remedy reserved to it in this Agreement, it shall not be necessary to give any notice, other than such notice as may be expressly required in this Agreement. Without limiting the generality of the foregoing and subject to the terms of this Agreement, Lender may:

(a) proceed against any Borrower with or without proceeding against any other Person who may be liable (by endorsement, guaranty, indemnity or otherwise) for all or any part of the Obligations;

(b) proceed against any Borrower with or without proceeding under any of the other Financing Documents or against any Collateral or other collateral and security for all or any part of the Obligations;

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(c) without reducing or impairing the obligation of any Borrower and without notice, release or compromise with any guarantor or other Person liable for all or any part of the Obligations under the Financing Documents or otherwise;

(d) without reducing or impairing the obligations of any Borrower and without notice thereof:

(i) fail to perfect the Lien in any or all Collateral or to release any or all the Collateral or to accept substitute Collateral;

(ii) approve the making of advances under the Revolving Loan or under the Term Loan under this Agreement;

(iii) waive any provision of this Agreement or the other Financing Documents;

(iv) exercise or fail to exercise rights of set-off or other rights; or

(e) accept partial payments or extend from time to time the maturity of all or any part of the Obligations.

Section 8.4 Severability.

In case one or more provisions, or part thereof, contained in this Agreement or in the other Financing Documents shall be invalid, illegal or unenforceable in any respect under any Law, then without need for any further agreement, notice or action:

(a) the validity, legality and enforceability of the remaining provisions shall remain effective and binding on the parties thereto and shall not be affected or impaired thereby;

(b) the obligation to be fulfilled shall be reduced to the limit of such validity;

(c) if such provision or part thereof pertains to repayment of the Obligations, then, at the sole and absolute discretion of Lender, all of the Obligations of Borrowers to Lender shall become immediately due and payable; and

(d) if the affected provision or part thereof does not pertain to repayment of the Obligations, but operates or would prospectively operate to invalidate this Agreement in whole or in material part, then such provision or part thereof only shall be void, and the remainder of this Agreement shall remain operative and in full force and effect.

Section 8.5 Assignments by Lender.

Lender may, without notice to or consent of Borrowers, assign to any Person (each an “Assignee” and collectively, the “Assignees”) all or a portion of the Commitment; provided,

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however, prior to any sale of the Loan, or any portion thereof, to an institution organized under the laws of a foreign jurisdiction, so long as no Event of Default exists and is continuing, Lender will provide notice to Borrowers and Borrowers will have the right to approve or disapprove the sale which approval shall not be unreasonably withheld, conditioned, or delayed, and provided further, however, that the notice and consent right provided to Borrowers in the foregoing clause will not apply to a transfer to an Affiliate of Lender or as part of a merger or other extraordinary corporate action with respect to Lender. Lender and its Assignee shall notify Borrowers in writing of the date on which the assignment is to be effective (the “Adjustment Date”). On or before the Adjustment Date, Lender, Borrowers and the Assignee shall execute and deliver a written assignment agreement in a form acceptable to Lender, which shall constitute an amendment to this Agreement to the extent necessary to reflect such assignment. Upon the request of Lender following an assignment made in accordance with this Section 8.5, Borrowers shall issue new Notes to Lender and its Assignee reflecting such assignment, in exchange for the existing Notes held by Lender.

In addition, notwithstanding the foregoing, Lender may at any time pledge all or any portion of Lender’s rights under this Agreement, the Commitment or the Obligations to a Federal Reserve Bank.

Section 8.6 Participations by Lender.

Lender may at any time sell to one or more financial institutions participating interests in any of Lender’s Obligations or Commitment; provided, however, that (a) no such participation shall relieve Lender from its obligations under this Agreement or under any of the other Financing Documents to which it is a party, (b) Lender shall remain solely responsible for the performance of its obligations under this Agreement and under all of the other Financing Documents to which it is a party, and (c) Borrowers shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement and the other Financing Documents. A participant shall have no rights vis-à-vis Borrowers under this Agreement.

Section 8.7 Disclosure of Information by Lender.

Subject to the provisions of Section 8.21 (Confidentiality), in connection with any sale, transfer, assignment or participation by Lender in accordance with Section 8.5 (Assignments by Lender) or Section 8.6 (Participations by Lender), Lender shall have the right to disclose to any actual or potential purchaser, assignee, transferee or participant all financial records, information, reports, financial statements and documents obtained in connection with this Agreement and/or any of the other Financing Documents or otherwise.

Section 8.8 Successors and Assigns.

This Agreement and all other Financing Documents shall be binding upon and inure to the benefit of Borrowers and Lender and their respective successors and assigns, except that Borrowers shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Lender.

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Section 8.9 Continuing Agreements.

All covenants, agreements, representations and warranties made by Borrowers in this Agreement, in any of the other Financing Documents, and in any certificate delivered pursuant hereto or thereto shall survive the making by Lender of the Revolving Loan and the Term Loan the issuance of Letters of Credit and the execution and delivery of the Notes, shall be binding upon Borrowers regardless of how long before or after the date hereof any of the Obligations were or are incurred, and shall continue in full force and effect so long as any of the Obligations are outstanding and unpaid. From time to time upon Lender’s request, and as a condition of the release of any one or more of the Security Documents, Borrowers and other Persons obligated with respect to the Obligations shall provide Lender with such acknowledgments and agreements as Lender may require to the effect that there exists no defenses, rights of setoff or recoupment, claims, counterclaims, actions or causes of action of any kind or nature whatsoever in connection with the Obligations against Lender and/or any of its agents and others, or to the extent there are, the same are waived and released.

Section 8.10 Enforcement Costs.

Borrowers shall pay to Lender on demand all Enforcement Costs, together with interest thereon from the earlier of the date incurred or advanced until paid in full at a per annum rate of interest equal at all times to the Post-Default Rate. Enforcement Costs shall be payable on demand. Without implying any limitation on the foregoing, Borrowers shall pay, as part of the Enforcement Costs, upon demand any and all stamp and other Taxes and fees payable or determined to be payable in connection with the execution and delivery of this Agreement and the other Financing Documents and to save Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay any Taxes or fees referred to in this Section. The provisions of this Section shall survive the execution and delivery of this Agreement, the repayment of the other Obligations and shall survive the termination of this Agreement.

Section 8.11 Applicable Law; Jurisdiction.

8.11.1 Applicable Law.

Borrowers and Lender acknowledge and agree that this Agreement shall be governed by the Laws of the State.

8.11.2 Submission to Jurisdiction.

Each Borrower irrevocably submits to the jurisdiction of any state or federal court sitting in the State over any suit, action or proceeding arising out of or relating to this Agreement or any of the other Financing Documents. Each Borrower irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon Borrower and may be enforced in any court in which Borrower is subject to jurisdiction, by a suit upon such judgment, provided that service of process is effected upon Borrower in one of the manners specified in this Section or as otherwise permitted by applicable Laws.

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8.11.3 Service of Process.

Each Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in this Section by the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to Borrower at Borrower’s address designated in or pursuant to Section 8.1 (Notices). Each Borrower irrevocably agrees that such service (y) shall be deemed in every respect effective service of process upon Borrower in any such suit, action or proceeding, and (z) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon Borrower. Nothing in this Section shall affect the right of Lender to serve process in any manner otherwise permitted by law or limit the right of Lender otherwise to bring proceedings against Borrower in the courts of any jurisdiction or jurisdictions.

Section 8.12 Duplicate Originals and Counterparts.

This Agreement may be executed in any number of duplicate originals or counterparts, each of such duplicate originals or counterparts shall be deemed to be an original and all taken together shall constitute but one and the same instrument.

Section 8.13 Headings.

The headings in this Agreement are included herein for convenience only, shall not constitute a part of this Agreement for any other purpose, and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

Section 8.14 No Agency.

Nothing herein contained shall be construed to constitute any Borrower as Lender’s agent for any purpose whatsoever or to permit any Borrower to pledge any of the credit of Lender. Lender shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof, unless as a result of Lender’s gross negligence or willful misconduct. Lender shall not, by anything herein or in any of the Financing Documents or otherwise, assume any of Borrowers’ obligations under any contract or agreement assigned to Lender, and Lender shall not be responsible in any way for the performance by Borrowers of any of the terms and conditions thereof.

Section 8.15 Date of Payment.

Should the principal of or interest on the Notes become due and payable on other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and in the case of principal, interest shall be payable thereon at the rate per annum specified in the Notes during such extension.

Section 8.16 Entire Agreement.

This Agreement is intended by Lender and Borrowers to be a complete, exclusive and final expression of the agreements contained herein. Neither Lender nor Borrowers shall hereafter have any rights under any prior agreements pertaining to the matters addressed by this Agreement but shall look solely to this Agreement for definition and determination of all of their respective rights, liabilities and responsibilities under this Agreement.

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Section 8.17 Waiver of Trial by Jury.

BORROWERS AND LENDER HEREBY JOINTLY AND SEVERALLY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH BORROWERS AND LENDER MAY BE PARTIES, ARISING OUT OF OR IN ANY WAY PERTAINING TO (A) THIS AGREEMENT, (B) ANY OF THE FINANCING DOCUMENTS, OR (C) THE COLLATERAL. THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT.

This waiver is knowingly, willingly and voluntarily made by Borrowers and Lender, and Borrowers and Lender hereby represent that no representations of fact or opinion have been made by any individual to induce this waiver of trial by jury or to in any way modify or nullify its effect. Borrowers and Lender further represent that they have been represented in the signing of this Agreement and in the making of this waiver by independent legal counsel, selected of their own free will, and that they have had the opportunity to discuss this waiver with counsel.

Section 8.18 LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES.

EACH OF THE PARTIES HERETO, INCLUDING THE LENDER BY ACCEPTANCE HEREOF, AGREES THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE OTHER FINANCING DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN OR AMONG THEM OR THE OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (1) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (2) PUNITIVE OR EXEMPLARY DAMAGES. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY SUCH PROCEEDING, CLAIM OR CONTROVERSY, WHETHER THE SAME IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE REPAYMENT OF THE OTHER OBLIGATIONS AND SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

Section 8.19 Liability of Lender.

Borrowers hereby agree that Lender shall not be chargeable for any negligence, mistake, act or omission of any accountant, examiner, agency or attorney employed by Lender in making examinations, investigations or collections, or otherwise in perfecting, maintaining, protecting or realizing upon any lien or security interest or any other interest in the Collateral or other security for the Obligations.

By inspecting the Collateral or any other properties of Borrowers or by accepting or approving anything required to be observed, performed or fulfilled by Borrowers or to be given to Lender pursuant to this Agreement or any of the other Financing Documents, Lender shall not

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be deemed to have warranted or represented the condition, sufficiency, legality, effectiveness or legal effect of the same, and such acceptance or approval shall not constitute any warranty or representation with respect thereto by Lender.

Section 8.20 Indemnification.

Each Borrower agrees to indemnify and hold harmless, Lender, Lender’s parent and Affiliates and Lender’s parent’s and Affiliates’ officers, directors, shareholders, employees and agents (each an “Indemnified Party,” and collectively, the “Indemnified Parties”), from and against any and all claims, liabilities, losses, penalties, damages, costs and expenses (whether or not such Indemnified Party is a party to any litigation), including without limitation, reasonable attorney’s fees and costs and costs of investigation, document production, attendance at depositions or other discovery, incurred by any Indemnified Party with respect to, arising out of or as a consequence of (a) this Agreement or any of the other Financing Documents, including without limitation, any failure of Borrowers to pay when due (at maturity, by acceleration or otherwise) any principal, interest, fee or any other amount due under this Agreement or the other Financing Documents, or any other Event of Default (b) the use by Borrowers of any proceeds advanced hereunder; (c) the transactions contemplated hereunder; or (d) any claim, investigation, demand, action, cause of action litigation or other proceeding (whether or not any Indemnified Party is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Financing Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby. Notwithstanding anything herein or elsewhere to the contrary, no Borrower shall be obligated to indemnify or hold harmless any Indemnified Party from any liability, loss or damage resulting from the gross negligence, willful misconduct or unlawful actions of such Indemnified Party. Any amount payable to Lender or any other Indemnified Party under this Section will be due upon incurrence and payable no later than five (5) Business Days after demand) and will bear interest at the Post-Default Rate from the due date until paid. The provisions of this Section shall survive the execution and delivery of this Agreement, the repayment of the other Obligations and shall survive the termination of this Agreement.

Section 8.21 Confidentiality.

Lender understands that some of the information furnished to it pursuant to this Agreement and the other Financing Documents may be received by it prior to the time that such information shall have been made public, and Lender hereby agrees that it will keep, and will direct its officers and employees to keep, all the information provided to it pursuant to this Agreement and the other Financing Documents confidential prior to its becoming public subject, however, to (a) disclosure to officers, directors, employees, representatives, agents, auditors, consultants, advisors, lawyers and Affiliates of Lender, in the ordinary course of business, (b) disclosure to such officers, directors, employees, agents and representatives of a prospective assignee or participant as need to know such information in connection with the evaluation of a possible participation in the Commitment (who will be informed of the confidential nature of the material), or (c) the obligations of Lender or a participant under applicable Law, or pursuant to subpoenas or other legal process, to make information available to governmental agencies and examiners or to others and the right of Lender to use such information in proceedings to enforce their rights and remedies hereunder or under any other Financing Documents or in any

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proceeding against Lender in connection with this Agreement or under any other Financing Document or the transactions contemplated hereunder or thereunder.

Notwithstanding the foregoing, each of Lender, Borrowers and any assignee or participant hereunder (and each employee, representative or other agent of such parties) may disclose to any and all Persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transaction; provided, however, that no such Person shall disclose any information that is not relevant to understanding the tax treatment and structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any information to the extent that such disclosure could result in a violation of any federal or state securities law or any stock exchange regulation.

Section 8.22 Compliance with Laws.

No Borrower is a Sanctioned Person and no Borrower has any of its assets in a Sanctioned Country or does business in or with, or derives any of its operating income from investments in or transactions with, Sanctioned Persons or Sanctioned Countries in violation of economic sanctions administered by OFAC. The proceeds from the Credit Facilities will not be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Country.

Section 8.23 Electronic Transmission of Data.

Lender and Borrowers agree that certain data related to the Credit Facilities (including confidential information, documents, applications and reports) may be transmitted electronically, including transmission over the Internet. This data may be transmitted to, received from or circulated among agents and representatives of Borrowers and/or Lender and their Affiliates and other Persons involved with the subject matter of this Agreement. Borrowers acknowledge and agree that (a) there are risks associated with the use of electronic transmission and that Lender does not control the method of transmittal or service providers, (b) Lender has no obligation or responsibility whatsoever and assumes no duty or obligation for the security, receipt or third party interception of any such transmission, and (c) Borrowers will release, hold harmless and indemnify Lender from any claim, damage or loss, including that arising in whole or part from Lender’s strict liability or sole, comparative or contributory negligence, which is related to the electronic transmission of data.

Section 8.24 Arbitration.

(a) Arbitration. The parties hereto agree, upon demand by any party, whether made before the institution of a judicial proceeding or not more than 60 days after service of a complaint, third party complaint, cross-claim, counterclaim or any answer thereto or any amendment to any of the above, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Financing Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution,

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formation, inducement, enforcement, default or termination; or (ii) requests for additional credit; provided, however, that subject to subsection (c) below, nothing herein shall preclude or limit Lender’s right to confess judgment; and provided, further, that no party shall have the right to demand binding arbitration of any claim, dispute or controversy seeking to open a judgment obtained by confession.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in Maryland selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. Nothing in this Agreement, including, without limitation, the arbitration requirement, shall limit the right of any party to (i) foreclose against real or personal property collateral, or exercise power of sale rights; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver; or (iv) confess judgment. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) (iii) and (iv) of this subsection.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Maryland or a neutral retired judge of the state or federal judiciary of Maryland, in either case with a minimum of ten years’ experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Maryland and may

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grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Maryland Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than twenty (20) days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Financing Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Financing Documents or the subject matter of the dispute shall control. This Agreement may be amended or modified only in writing signed by each party hereto. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any remaining provisions of this Agreement. This arbitration provision shall survive termination, amendment or expiration of any of the Financing Documents or any relationship between the parties.

(i) Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either

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party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

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IN WITNESS WHEREOF, each of the parties hereto have executed and delivered this Agreement under their respective seals as of the day and year first written above.

WITNESS OR ATTEST:	GP STRATEGIES CORPORATION

/s/ James L. Galante	By:	/s/ Sharon Esposito-Mayer	(Seal)
Sharon Esposito-Mayer
Executive Vice President and Chief Financial Officer

WITNESS:	WELLS FARGO BANK, NATIONAL ASSOCIATION

/s/ Ben Karten	By:	/s/ Elizabeth M. Phelan	(Seal)
Elizabeth M. Phelan
Senior Vice President

LIST OF EXHIBITS

A.	Additional Borrower Joinder Supplement

B-1.	Revolving Credit Note

B-2.	Term Note

C.	Form of Compliance Certificate

LIST OF SCHEDULES

Schedule 4.1.10	Litigation

Schedule 4.1.13	Other Indebtedness

Schedule 4.1.18	Employee Relations

Schedule 4.1.20	Permitted Liens

Schedule 4.1.23	Business Names

Schedule 5.1.1(c)	Jurisdictions of Qualification

Schedule 6.2.4	Indebtedness

Schedule 6.2.5	Investments, Loans and Other Transactions

Schedule 4.1.10

LITIGATION

None

Schedule 4.1.13

OTHER INDEBTEDNESS

1.	The Borrower has the following outstanding letters of credit for its account:

Issuer	Beneficiary	Amount

Wells Fargo	Korea Exchange Bank (for Korea Hydro)	$84,500.00

Wells Fargo	CH2M Hill Engineers	$15,557.50

Wells Fargo	Kuwait Oil Co	$140,968.00

Wells Fargo	Kuwait Gulf Oil Co	$488,281.75

Wells Fargo	Ecopetrol SA	$15,200.00

2.	The Borrower is a 5% partner in Aerospace Testing Alliance, a joint venture partnership with Dyncorp and Jacobs Technology Inc. Under the provisions of the joint venture agreement the partners are jointly and severally liable for the joint venture’s obligations and their respective joint venture interests are chargeable for unfunded partner contributions.

3.	Guaranties by the Borrower of obligations of its Subsidiaries, including guarantees of real property leases of General Physics (UK) Ltd and deferred payment (i.e., earnout) obligations of General Physics (UK) Ltd in connection with the following acquisitions:

Milson Industrial Designs Limited	£1,199,000 maximum unpaid liability

Marton House Limited	£2,558,000 maximum unpaid liability

BCG Ltd. (Bath Consulting Group)	£2,319,000 maximum unpaid liability

4.	The Borrower is obligated under the GP Retirement Savings Plan, a 401K plan, to make contributions equal to a percentage of employee-participant contributions to the plan. Borrower contributions are made monthly with respect to employee contributions for the prior month.

5.	Indebtedness in connection with surety, performance and labor and material payment bonds, including the following:

$40,000 bond in favor of the State of Arizona (contractor’s bond)

$12,500 bond in favor of the State of California (contractor’s bond)

$12,500 bond in favor of the State of California (contractor’s bond)

$12,500 bond in favor of the State of California (contractor’s bond)

$12,500 bond in favor of the State of California (contractor’s bond)

$50,000 bond in favor of the Florida Construction Industries Licensing Board

$13,000 bond in favor of the New York Workers Compensation Board (self-insured disability benefits bond)

$576,336.00 performance and labor and material payment bonds in favor of Santa Cruz Metropolitan Transit District.

$2,668,445.00 performance and labor and material payment bonds in favor of Xcel Mechanical Systems, Inc.

$40,000 bond in favor of the Metropolitan Government of Nashville and Davidson County, Tennessee (licensing bond)

$5,000 in favor of the City of Jackson, Mississippi (contractor’s bond)

$10,000 in favor of the Consolidated City of Indianapolis, Indiana (contractor’s bond)

$25,000 in favor of the City of Columbus, Ohio (contractor’s bond)

$10,000 in favor of the Village of Hodgkins, Illinois (contractor’s bond)

6.	Indebtedness under indemnity agreements by the Borrower in favor of sureties (currently affiliates of RLI & ACE) with respect to bonds issued for the benefit of the Borrower.

7.	The Borrower has outstanding deferred payment (i.e., earnout) obligations to the former shareholders of acquired businesses:

a. Prospero Learning Solutions Inc., which was acquired by the Borrower in 2013. The maximum unpaid earnout amount is $1,876,000.

b. Effective People A/S and Effective Learning A/S, which were acquired in 2014. The maximum unpaid earnout amount is approximately $6,354,000.

Schedule 4.1.18

Employee Relations

None

Schedule 4.1.20

LIENS ON COLLATERAL

1.	Interests of third parties in software, courseware and other intellectual property licensed to the Borrower.

2.	Interests of the U.S. Government in property acquired by the Borrower under a Government Contract pursuant to which ownership of the property may reside in the U.S. Government.

3.	Interests of lessors in certain furniture and equipment leased or rented by the Borrower, including those evidenced by UCC filings and leases of furnished office space.

Schedule 4.1.23

The following are past legal names of Borrower:

General Physics Corporation (through 12/31/2011)

General Physics Federal Systems, Inc. (merged into Borrower 12/31/98)

Performtech, Inc. (merged into Borrower 12/31/10)

BlessingWhite, Inc. (merged into Borrower 10/01/10)

The following are past (last 5 years) and present trade names of Borrower:

General Physics Corporation

Sandy Corporation

Sandy Group

Option Six

Via Training

Blessing White

Schedule 5.1.1(c)

1.	Alabama
2.	California
3.	Colorado
4.	Connecticut
5.	Florida
6.	Delaware
7.	Indiana
8.	Maryland
9.	Massachusetts
10.	Michigan
11.	New Jersey
12.	New York
13.	North Carolina
14.	Ohio
15.	Pennsylvania
16.	Tennessee
17.	Texas
18.	Virginia

Schedule 6.2.4

indebtedness

1.	Indebtedness of the Borrower for commissions owed to employees and contractors for sales of goods and services.

2.	Indebtedness of the Borrower for royalties, commissions and fees owed to third parties in connection with the sale or use of courseware, software and other intellectual property owned, developed, funded or licensed by third parties to the Borrower, including but not limited to obligations to pay owners of courses offered to clients of the Borrower through the Borrower’s web-based training portal (GPiLearn).

Schedule 6.2.5

Investments

1.	The Borrower’s 5% joint venture partnership interest in the Aerospace Testing Alliance joint venture partnership with Dyncorp and Jacobs Technology Inc.

2.	Miscellaneous securities received by Borrower from time to time in payment of accounts receivable or other claims through distributions by clients pursuant to liquidation or reorganization plans under U.S. bankruptcy laws. (currently shares of Spansion Inc. and Eastman Kodak Company)